SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

Check the appropriate boxes:

|_| Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

|X| Definitive Information Statement

                           FAIRCHILD INDUSTRIES, INC.
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

|_| $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

|X| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        Series A Preferred Stock, without par value, of Fairchild Industries, Inc. and Series C Preferred Stock, without par value, of Fairchild Industries, Inc.

    2)  Aggregate number of securities to which transaction applies:

        331,125 Shares of Series A Preferred Stock of Fairchild Industries, Inc. 558,360 Shares of Series C Preferred Stock of Fairchild Industries, Inc.

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        Common Stock of Shared Technologies Inc. (6,000,000 shares at $3.44 per share*) = $20,640,000

        Cumulative Convertible Preferred Stock of Shared Technologies Inc. = $25,000,000 (liquidation value)

        Special Preferred Stock of Shared Technologies Inc. = $20,000,000 (liquidation value)

    4)  Proposed maximum aggregate value of transaction:

        $289,140,000

--------
* Average of the high ($3.62) and low ($3.25) prices as reported on a date which is within five (5) business days prior to the Filing Date.


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    5)  Total fee paid:

        $57,828.00**

|_| Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:


    2)  Form, Schedule or Registration Statement No.:


    3)  Filing Party:


    4)  Date Filed:































--------

** Pursuant to Rule 0-11(c)(3) under the Securities Exchange Act of 1934, as amended, none of such fee is enclosed herewith because all of such fee was paid by Shared Technologies Inc. in connection with its Schedule 14-A filed with the Securities and Exchange Commission on December 1, 1995 (the "Filing Date").


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                             INFORMATION STATEMENT
                                ---------------

                            Concerning the Merger of
                           Fairchild Industries, Inc.

                                 with and into

                            Shared Technologies Inc.
                                ---------------


            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
                               TO SEND US A PROXY.
                                ---------------

                                  INTRODUCTION


     This Information Statement is being furnished to the holders of outstanding shares of Series A Preferred Stock, without par value (the "Class A Preferred Stock") of Fairchild Industries, Inc., a Delaware corporation ("FII"), and Series C Preferred Stock, without par value (the "Class C Preferred Stock," and collectively with the Series A Preferred Stock, the "Preferred Stock") of FII in connection with the proposed acquisition by Shared Technologies Inc., a Delaware corporation ("STI"), of the telecommunications systems and service business (the "Communications Business") operated by Fairchild Communications Services Company ("FCSC"), a Delaware general partnership all of whose corporate general partners are wholly owned subsidiaries of VSI Corporation ("VSI"), a wholly owned subsidiary of FII. The acquisition is to be effected by a merger (the "Merger") of FII with and into STI. STI will be the corporation that survives the Merger and will change its name to "Shared Technologies Fairchild Inc." (the "Surviving Corporation"). In the Merger, each outstanding share of Preferred Stock will be converted into the right to receive an amount of cash equal to $45.00 plus accrued and unpaid dividends up to, but not including, the effective date of the Merger (the "Preferred Consideration"), which is the amount that FII would be required to pay holders of Preferred Stock if it redeemed the Preferred Stock.

     In addition, pursuant to the Merger, each share of common stock, $100 par value per share, of FII (the "FII Common Stock" and collectively with the Preferred Stock, the "Capital Stock") will be converted into the right to receive a pro rata share of (i) 6,000,000 shares of common stock, $.004 par value per share, of STI (the "STI Common Stock"), (ii) shares of Cumulative Convertible Preferred Stock of STI (the "Convertible Preferred Stock") bearing a six percent initial annual dividend and having an aggregate liquidation preference of $25,000,000 plus an amount equal to the total amount of dividends the holders would have received if dividends had been paid quarterly in cash at the rate of ten percent per annum for the life of the issue, less the amount of dividends actually paid, and (iii) shares of Special Preferred Stock of STI (the "Special Preferred Stock" and collectively with the Convertible Preferred Stock, the "Merger Preferred Stock") having an aggregate initial liquidation preference of $20,000,000 (all of the foregoing clauses (i), (ii) and (iii), collectively, the "Common Consideration" and collectively with the Preferred Consideration, the "Merger Consideration"). In connection with the Merger all shares of Series B Preferred Stock, without par value, of FII will be contributed to the Surviving Corporation and canceled.

     The Merger will be effected pursuant to an Agreement and Plan of Merger dated as of November 9, 1995, as amended by the First Amendment to the Agreement and Plan of Merger dated February 2, 1996 (the "Merger Agreement"), among FII, RHI Holdings, Inc., a Delaware corporation and the immediate parent of FII ("RHI"), The Fairchild Corporation, a Delaware corporation and the immediate parent of RHI ("Fairchild"), and STI. After the effective date of the Merger, the Preferred Stock will not trade on the New York Stock Exchange.



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                                      -2-



     Upon consummation of the Merger, all shares of Preferred Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Consideration, upon the surrender of their respective stock certificates as herein provided.

     As the result of the structure of the transaction as a merger with FII, STI will become liable for all obligations arising out of FII's operations predating the Merger, including those which are unrelated to the Communications Business. STI will, however, be indemnified by RHI, Fairchild and certain other affiliates of FII with respect to all non-Communications Business liabilities not specifically assumed (as described in the next paragraph). Prior to the Merger, FII and its affiliates will undergo a reorganization designed to leave in FII only the assets and liabilities relating to the Communications Business and the liabilities specified in the next paragraph. See "FII Reorganization, Liabilities and Indemnification."

     STI intends to issue $100,000,000 in zero coupon bonds and borrow $138,000,000 in term loans (the "Financing") (i) to pay the Preferred Consideration, (ii) to repay all principal, accrued interest and premium (the "Note Purchase Amount") owed to the holders of FII's $125,000,000 aggregate principal outstanding 12-1/4% Senior Secured Notes Due 1999 (the "FII Senior Notes") to the extent that such holders elect to be repaid pursuant to a tender offer initiated by FII preceding the Merger, (iii) to pay an amount of bank and other indebtedness of FII equal to $223,500,000 less the Preferred Consideration and the Note Purchase Amount, (iv) to repay State Street Bank and Trust Company for all amounts outstanding as of the consummation of the Merger with respect to STI's current loan facility and (v) to fund fees and expenses incurred in connection with the Merger. FII has the right not to consummate the Merger if net proceeds from the Financing are not sufficient to pay all of the foregoing. STI and FII have retained CS First Boston Corporation ("CS First Boston") to raise the required funds for the financing. See "Financing for the Merger."

     As of February 1, 1996 there are issued and outstanding 1,400 shares of FII Common Stock, 331,125 shares of Series A Preferred Stock, 2,362 shares of Series B Preferred Stock, and 558,360 shares of Series C Preferred Stock. Each share of FII Common Stock is entitled to 10,000 votes per share, each share of Series A and Series C Preferred Stock is entitled to one vote per share, and the Series B Preferred Stock is non-voting. RHI owns all of the issued and outstanding shares of Common Stock, 400 shares of Series A Preferred Stock, 2,362 shares of Series B Preferred Stock and 4,900 shares of Series C Preferred Stock, which collectively account for approximately 94% of the combined voting power of the outstanding Capital Stock. Since September 1, 1995, RHI has purchased 11,300 shares of Series A Preferred Stock on the open market and sold to FII 50,500 shares of Series A Preferred Stock and in return for a capital contribution was issued 60 shares of Series B Preferred Stock by FII. PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), RHI, AS THE OWNER OF MORE THAN 50% OF THE COMBINED VOTING POWER OF THE CAPITAL STOCK, HAS ELECTED TO APPROVE THE MERGER BY WRITTEN CONSENT WITHOUT A STOCKHOLDERS' MEETING. SUCH APPROVAL WILL BE EFFECTIVE ON OR ABOUT MARCH 13, 1996 (THE "APPROVAL DATE"). OTHER THAN SUCH WRITTEN CONSENT, NO FURTHER ACTION BY THE STOCKHOLDERS OF FII IS NECESSARY TO APPROVE OR CONSUMMATE THE MERGER AND NO SUCH APPROVAL WILL BE SOUGHT. FII WILL NOT HOLD A MEETING OF THE STOCKHOLDERS OF FII IN CONNECTION WITH THE MERGER. IT IS ANTICIPATED THAT THE MERGER WILL BE CONSUMMATED ON OR SHORTLY AFTER THE APPROVAL DATE SUBJECT TO THE SATISFACTION OR, WHERE PERMISSIBLE, WAIVER OF THE CONDITIONS TO THE MERGER SET FORTH IN THE MERGER AGREEMENT. PURSUANT TO THE DGCL HOLDERS OF PREFERRED STOCK DO NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL IN RESPECT OF THE MERGER.

     This Information Statement is first being mailed to holders of Preferred Stock on February 23, 1996, and constitutes the notice of corporate action without a meeting required by Section 228(d) of the DGCL.

     The principal executive offices of FII are located at 300 West Service Road, Chantilly, Virginia 22021 and its telephone number is (703) 478-5800.

     This Information Statement is accompanied by FII's Form 10-K for the fiscal year ended June 30, 1995 and FII's Form 10-Q for the fiscal quarter ended December 31, 1995.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


The date of this Information Statement is February 23, 1996

                               TABLE OF CONTENTS

                                                                           Page

INTRODUCTION ...............................................................   1

SPECIAL FACTORS ............................................................   6

         Background of and Reasons for the Merger ..........................   6
         Interest of Certain Persons in the Merger .........................   7
         Written Consent ...................................................   8
         Accounting Treatment of the Merger ................................   8
         Payment to Holders of Preferred Stock .............................   8
         Certain Effects of the Merger .....................................   9
         Certain Tax Consequences of the Merger ............................   9

THE MERGER AGREEMENT ......................................................   10

         General ..........................................................   10
         Effective Time ...................................................   10
         Other Terms and Conditions .......................................   10
         Representations and Warranties ...................................   11
         Additional Agreements ............................................   11
         Changes to Bylaws ................................................   13
         Fees and Expenses ................................................   13
         Regulatory Requirements ..........................................   13
         Amendment; Termination ...........................................   14

FII REORGANIZATION, LIABILITIES AND INDEMNIFICATION .......................   15

FINANCING FOR THE MERGER ..................................................   16

INFORMATION CONCERNING FII ................................................   17

         Formation, Historical Operations and Reorganization ..............   17
         Communications Business ..........................................   18

SELECTED HISTORICAL FINANCIAL DATA OF FII .................................   18

INFORMATION CONCERNING STI ................................................   20

         Recent Developments ..............................................   20
         General ..........................................................   21
         Equipment ........................................................   23
         STS Buildings ....................................................   24
         Owner/Developer Agreements .......................................   24
         Tenant Contracts .................................................   25
         Government Regulation ............................................   25
         Marketing ........................................................   26
         Seasonality ......................................................   27

                                                                            Page

         Legal Proceedings ................................................   27

SELECTED HISTORICAL FINANCIAL DATA FOR STI ................................   28

FAIRCHILD INDUSTRIES INC. UNAUDITED PRO FORMA
  CONSOLIDATED FINANCIAL STATEMENTS .......................................   29

FAIRCHILD INDUSTRIES INC. NOTES TO PRO FORMA
  CONSOLIDATED FINANCIAL STATEMENTS .......................................   33

ABSENCE OF DISSENTERS' RIGHTS .............................................   34

MARKET PRICE OF AND DIVIDENDS ON THE PREFERRED STOCK AND
  RELATED STOCKHOLDER MATTERS .............................................   34

FAIRCHILD INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL
  STATEMENTS ..............................................................  F-1


EXHIBIT A - Agreement and Plan of Merger ..................................  A-1

EXHIBIT B - First Amendment to Agreement and Plan of Merger ...............  A-2

EXHIBIT C - FII's Form 10-Q for the quarterly period ended
                December 31, 1995 .........................................  A-3

EXHIBIT D - FII's Form 10-K for the year ended June 30, 1995...............  A-4

                                SPECIAL FACTORS


Background of and Reasons for the Merger

     The terms of the Merger are set forth elsewhere in this Information Statement and the following is a description only of the background of and reasons for the Board's decision to approve the Merger Agreement.

     On September 20, 1995, after previously initiating contact with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), FII engaged DLJ to evaluate the feasibility of an initial public offering of FCSC and to consider the possibility of a sale of FCSC that would allow FII to realize the value of the FCSC business. Jeffrey J. Steiner, Chairman and Chief Executive Officer of FII, and other officers of FII chose DLJ as FII's investment banker because of DLJ's expertise in the telecommunications industry.

     On September 20, 1995, Fairchild, the indirect parent of FII, made a public announcement that it was either going to sell the telecommunications business of FII or conduct an initial public offering of its telecommunications business. As a result of such announcement, STI's Chairman, Anthony D. Autorino, initiated contact with Jeffrey J. Steiner on September 29, 1995 regarding a possible acquisition by STI of the telecommunications business of FII and they agreed to hold a meeting on October 3, 1995. In addition to Mr. Autorino and Mr. Steiner, James Crystal of S.G. Warburg & Company Inc. ("S.G. Warburg"), STI's financial advisor, and Vincent DiVincenzo and Paul Barry of STI attended the October 3 meeting. At such meeting, the parties discussed the acquisition of FII by STI. Mr. Steiner informed STI that FII was very shortly thereafter expected to file a registration statement in connection with its initial public offering and that, due to the significant adverse tax impact on Fairchild of an outright sale of FII's communications assets, the only acceptable approach to an acquisition by STI was a merger without recognition of gain by Fairchild for tax purposes.

     On October 5, 1995, Messrs. Autorino and Steiner met with Richard Ivers, Michael Johnson and Robin Rankin of First Boston to discuss financing the transaction. First Boston concluded from such meeting that First Boston would examine whether it was willing to raise the financing for the transaction and whether it could provide a "highly confident" letter to STI in connection therewith.

     Between October 5 and October 10, 1995, Mr. Steiner and Mr. Autorino had numerous telephone conversations in which they discussed the potential synergies of the combined companies, the general structure of the merged entity and the consideration to be paid in the Merger. Between October 5 and October 16, 1995 Mr. Steiner, Donald E. Miller, Vice President, General Counsel and Secretary of FII, and John L. Flynn, Vice President of FII, had numerous discussions with Cahill Gordon & Reindel, outside legal counsel to FII, to discuss deal structure, components of the purchase price, financing and the issues regarding indemnifying STI for liabilities not relating to FCSC. On October 12, 1995, Messrs. Miller and Flynn, representatives from Cahill Gordon & Reindel, FII's outside legal counsel, representatives from Gadsby & Hannah, STI's outside legal counsel, and Kenneth M. Dorros, General Counsel of STI, met to discuss the general structure of the merger. Specific issues discussed at the October 12 meeting were the liabilities of FII that STI would inherit as a consequence of the merger and the indemnification to be provided by FII to cover such liabilities. On October 16, 1995, Mr. Autorino conversed with Mr. Steiner to finalize the specifics of the transaction for presentation to their respective Boards, at which time they agreed on the transaction structure and a payment structure involving the issuance of securities and the assumption of certain liabilities. Although the basic terms of the transaction were established as of such time, Messrs. Autorino and Steiner continued discussions and had meetings on October 25, October 26 and 30, November 2 and November 7, 1995 to address the following issues: the compositions of the equity components of the Merger consideration, including the terms of the Merger Preferred Stock and the terms of the Shareholders' Agreement, specifically the standstill agreement, lock-up periods and board of directors representation by RHI.


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                                      -7-


     After the commencement of the STI discussions, Mr. Steiner and the Company's outside legal counsel, Cahill Gordon & Reindel, also discussed the possibility of the sale of FCSC with a subsidiary of a major international company, but such discussions did not eventuate in any detailed negotiations or firm offers. Such discussions were initiated by DLJ, FII's financial advisor.

     On November 8, 1995 the two companies finalized the terms of the Merger, and on November 9, 1995 FII's Board of Directors held a telephonic meeting at which Mr. Steiner presented the terms of the Merger to FII's Board of Directors. Mr. Steiner discussed with the Board the terms of the proposed Merger with STI and that the transaction was beneficial to the shareholders of FII.

     Present at the Board meeting were all the directors of the Company, Mr. Miller and representatives from Cahill Gordon & Reindel, outside legal counsel to FII. The factors considered by the Board of Directors were:

    (1) The significant amount of FII's debt that STI would assume.

    (2) The potential synergies between the two companies.

    (3) The unlikelihood of enhancing shareholder value by pursuing an initial public offering ("IPO") of FCSC.

     In view of the factors considered by the FII Board of Directors in connection with its evaluation of the Merger, the FII Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative values to the individual factors considered in reaching its determination and recommendation with respect to the Merger, although factor (1) was particularly significant to the Board's recommendation in light of the Company's significant debt. Factor (2) was significant given the potential synergies between FCSC and STI. For example, there could be synergies such as significant economies of scale in purchasing long distance services, the combining of marketing efforts and management and the sharing of infrastructure. Factor (3) was also significant because at most an initial public offering would have generated $100 million to $150 million in gross proceeds to the shareholders of FCSC, whereas the aggregate value of the Merger is $289,140,000. The $289,140,000 aggregate value of the Merger is based upon the sum of (i) the cash to be received by STI's payment of bank and other indebtedness of FII, the Preferred Consideration, and the Note Purchase Amount (all totalled, $223,500,000) and
(ii) the value of the Common Consideration ($65,640,000), consisting of (x) the value of the STI Common Stock (6,000,000 shares at $3.44 per share, the average of the high and low prices as reported on a date which was within five (5) business days prior to the Filing Date), (y) the liquidation preference value of the Convertible Preferred Stock ($25,000,000), and (z) the aggregate initial liquidation preference value of the Special Preferred Stock ($20,000,000). With regard to the Preferred Consideration, the Board of Directors did not consider the relative value of the consideration to be paid to common stockholders versus preferred stockholders. Rather, the Board only considered the optional redemption price for the Preferred Stock under its Certificate of Designation. The Preferred Consideration is that amount which, as a matter of law, the preferred stockholders are entitled to receive. Based on the foregoing, the Board of Directors voted to approve the Merger Agreement including the Preferred Consideration.

Interest of Certain Persons in the Merger

     At the Effective Time, the Surviving Corporation will enter into an employment agreement with Jeffrey J. Steiner, the Chairman of the Board, Chief Executive Officer and President of FII, and prior to the Effective Time, FII will enter into an employment agreement with Mel D. Borer, President of FCSC. It is expected that such employment agreements will provide for annual salaries of $350,000 and $250,000, respectively. Neither Mr. Steiner nor Mr. Borer presently has an employment agreement with FII. Messrs. Steiner and Borer will also be eligible to receive options from the Surviving Corporation under the Surviving Corporation's 1996 Equity Incentive Plan. Mr. Steiner's performance goals, which were approved by the stockholders of Fairchild at the annual meeting of


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                                      -8-


stockholders held on November 16, 1995, allow the Compensation and Stock Option Committee of the Board of Directors of Fairchild to award Mr. Steiner a bonus of up to 1.5% of any extraordinary transaction, which may, in the discretion of the Compensation and Stock Option Committee, be paid in cash or securities, including securities issued in connection with the Merger.

     Mr. Steiner is the beneficial owner of approximately 39% of the outstanding common stock of Fairchild and has approximately 73% of the voting power of all common stock of Fairchild. Fairchild owns 100% of the stock of RHI and RHI owns 100% of the FII Common Stock. Fairchild presently consolidates FII's income statement and balance sheet into the Fairchild income statement and balance sheet. Upon consummation of the Merger, Fairchild will indirectly own 42% of the common stock of the Surviving Corporation on a fully diluted basis and will therefore account for such ownership via the equity method, thus reducing Fairchild's consolidated debt by approximately $180,000,000 and not recognizing any related interest expense.

Written Consent

     As of February 1, 1996 there are issued and outstanding 1,400 shares of FII Common Stock, 331,125 shares of Series A Preferred Stock, 2,362 shares of Series B Preferred Stock and 558,360 shares of Series C Preferred Stock. Each share of FII Common Stock is entitled to 10,000 votes per share, each share of Series A and Series C Preferred Stock is entitled to one vote per share, and the Series B Preferred Stock is non-voting. RHI owns all of the issued and outstanding shares of FII Common Stock, 400 shares of Series A Preferred Stock, 2,362 shares of Series B Preferred Stock and 4,900 shares of Series C Preferred Stock, which collectively account for approximately 94% of the combined voting power of the outstanding Capital Stock. Since September 1, 1995, RHI has purchased 11,300 shares of Series A Preferred Stock on the open market and sold to FII 50,500 shares of Series A Preferred Stock and in return for a capital contribution was issued 60 shares of Series B Preferred Stock by FII. Pursuant to the DGCL, RHI, as the owner of more than 50% of the combined voting power of the Capital Stock, has elected to approve the Merger by written consent without a stockholders' meeting. Such approval will be effective on the Approval Date. OTHER THAN SUCH WRITTEN CONSENT, NO FURTHER ACTION BY THE STOCKHOLDERS OF FII IS NECESSARY TO APPROVE OR CONSUMMATE THE MERGER AND NO SUCH APPROVAL WILL BE SOUGHT. FII WILL NOT HOLD A MEETING OF THE STOCKHOLDERS OF FII IN CONNECTION WITH THE MERGER. It is anticipated that the Merger will be consummated on or shortly after the Approval Date subject to the satisfaction or, where permissible, waiver of the conditions to the Merger set forth in the Merger Agreement.

Accounting Treatment of the Merger

     The Merger is intended to qualify as purchase accounting for financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of FII will be recorded on the books of STI at their fair market values. STI will allocate the excess cost of purchasing FII over the fair value of FII's net tangible assets at acquisition to identifiable intangible assets to the extent possible. The residual will be treated as goodwill and will be amortized on a straight-line basis over 40 years.

Payment to Holders of Preferred Stock

     As soon as practicable after the effective time of the Merger, a transmittal letter and instructions will be sent to each record holder of Preferred Stock immediately prior to the effective time of the Merger advising such holder of the procedure for surrendering his certificate or certificates for the Preferred Consideration. To receive the payment to which they are entitled pursuant to the terms of the Merger, holders of Preferred Stock must carefully comply with the instructions on the transmittal letter and return it, along with their certificates which formerly represented shares of Preferred Stock, to Chemical Mellon Shareholder Services, L.L.C. pursuant to the terms thereof.


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                                      -9-


Interest will not be paid on the amount payable upon surrender of certificates which formerly represented shares of Preferred Stock.

Certain Effects of the Merger

     If the Merger is consummated, holders of shares of Preferred Stock will not have an opportunity to continue their preferred equity interest in FII after the date the Merger is consummated. However, such holders will be entitled to receive the Preferred Consideration in exchange for their shares of Preferred Stock. After the effective date of the Merger, the Preferred Stock will not trade on the New York Stock Exchange.

     Upon consummation of the Merger, all shares of Preferred Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Consideration, upon the surrender of their respective stock certificates as herein provided.

Certain Tax Consequences of the Merger

     The receipt of cash in consideration for the shares of Preferred Stock by a holder of such Preferred Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code (the "Code"), and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

     In general, a stockholder will recognize gain or loss equal to the difference between the tax basis for the shares of Preferred Stock held by such stockholder and the amount of cash received in exchange therefor. Such gain or loss will be a capital gain or loss if the shares of Preferred Stock are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the holding period for the Preferred Stock is more than one year.

     The foregoing discussion may not be applicable to certain stockholders, including persons who will have substantial direct or indirect stock interests in STI following the Merger, persons who are not citizens or residents of the United States or persons who are otherwise subject to special tax treatment under the Code.

     THE FOREGOING DISCUSSION OF CERTAIN TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS INFORMATION STATEMENT, WHICH MAY DIFFER ON THE EFFECTIVE DATE OF THE MERGER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              THE MERGER AGREEMENT

     The following information is a summary of all material terms of the Merger Agreement. However, such summary is not intended to be a complete description of the Merger Agreement and is qualified in its entirety by a copy of the Merger Agreement which is attached as Exhibit A hereto and is incorporated herein by reference.

General

     The Merger Agreement provides for the merger of FII with STI, with STI surviving the Merger. As the Surviving Corporation of the Merger, STI will change its name to "Shared Technologies Fairchild Inc." As a result of the Merger, all shares of FII Common Stock (all of which are owned by RHI) will be converted into the right to receive the Common Consideration and all shares of Preferred Stock will be converted into the right to receive the Preferred Consideration.


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                                      -10-


Effective Time

     The Merger will be effective upon the issuance of a Certificate of Merger by the Secretary of State of Delaware (the "Effective Time").

Other Terms And Conditions

     The respective obligations of STI and FII to consummate the Merger are subject to the fulfillment or written waiver of the following conditions: (i) approval of the Merger and certain amendments to the certificate of incorporation of STI (the "Amendments") by Stockholders of STI owning a majority of the outstanding STI Common Stock, (ii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated, (iii) the absence of any order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order prohibiting the consummation of the Merger and transactions contemplated by the Merger Agreement, (iv) all necessary consents of third parties shall have been obtained, (v) the FII Reorganization (as hereinafter defined) shall have been effected, (vi) FII shall have made a cash tender offer (the "Tender Offer") to purchase all of the FII Senior Notes and in connection therewith shall have obtained the acceptance of such offer by Noteholders representing at least 51% of the outstanding principal amount of the FII Senior Notes and such Noteholders shall have consented to the following amendments and waivers to the indenture under which the FII Senior Notes were issued: (A) the deletion of the covenants in Article 4 of the Indenture entitled "SEC Reports" (other than certain Trust Indenture Act requirements), "Limitation on Company Indebtedness," "Limitation on Restricted Payments," "Limitation on Liens," "Limitation on Sale-Leaseback Transactions," "Limitation on Subsidiary Indebtedness and Preferred Stock," "Limitation on Payment Restrictions Affecting Subsidiaries," "Limitation on Transfers of Assets and Subsidiary Stock," "Limitation on Transactions with Affiliates," "Maintenance of Consolidated EBITDA Coverage" and "Change of Control" and the deletion of Article 5 of the Indenture entitled "Successor Company"; (B) modification of the section in Article 6 of the Indenture entitled "Events of Default" so that only defaults in payments due under the FII Senior Notes and certain events of bankruptcy or insolvency described therein, as modified by the amendments, would constitute Events of Default; (C) the modification or deletion of the sections in Article 9 of the Indenture entitled "Revocation and Effect of Consents and Waivers"; "Payment for Consent"; (D) the deletion of Article 10 of the Indenture entitled "Security Documents"; (E) the release of collateral (the "Collateral") securing FII's obligations under the FII Senior Notes and the Indenture, comprised of all of the outstanding common stock and Series B Preferred Stock of FII held by RHI and all of the outstanding common stock of FII's wholly owned subsidiary VSI held by FII; and (F) the termination of the security documents relating to the Collateral; (vii) the parties shall have received the opinion of DLJ or another investment banking firm of nationally recognized standing that the fair market value of the Merger Preferred Stock is at least equal to the positive difference between $43,500,000 and the value of the STI Common Stock received as part of the Common Consideration (based upon the closing price thereof on the date preceding the Effective Time), (viii) Mel Borer shall have been offered an employment agreement acceptable to STI and FII, (ix) there shall not have occurred since December 31, 1994 (as to STI) or June 30, 1995 (as to FII), any material adverse change in their respective businesses, operations, assets, financial condition or results of operations on a consolidated basis (it being understood that no such material adverse change shall be deemed to have occurred with respect to FII if the pro forma consolidated net worth of FII is at least $80,000,000), (x) STI's and FII's representations and warranties contained in the Merger Agreement shall be true in all material respects, (xi) STI shall have executed a non-competition agreement with Shared Technologies Cellular, Inc. ("STC") acceptable to FII and (xii) the Indemnification Agreements, Shareholders Agreement, Pledge Agreement and Tax Sharing Agreement (each of the foregoing as hereinafter defined) shall have been executed and delivered.

     Any condition to consummation of the Merger, other than approval by the Stockholders of STI and any required regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of the condition. See Exhibit A.

     The Merger Agreement provides that the Merger and Amendments will become effective upon the filing and recordation of the Certificate of Merger and Certificates of Designations, Preferences and Rights with respect to the Merger Preferred Stock with the Secretary of State of the State of Delaware (i.e., the Effective Time). STI intends to make such filing promptly after the satisfaction or written waiver, where permissible, of the conditions contained in the Merger Agreement.

Representations and Warranties

     The representations and warranties of each of STI and FII contained in the Merger Agreement are customary for transactions of this type. The representations and warranties of each company include, without limitation, representations and warranties as to the following: (i) due organization and good standing; (ii) the number of subsidiaries owned; (iii) capitalization; (iv) authority to enter into the Merger Agreement; (v) entering into the Merger Agreement will not violate certain agreements; (vi) all filings with the Securities and Exchange Commission have been made during the past three years;
(vii) since the date of the most recent Annual Report on Form 10-K there have not been material adverse changes to the business; (viii) there is no material litigation; (ix) adequate insurance; (x) good title to each of its properties;
(xi) all leases requiring the payment of at least $35,000 per annum are valid and are in full force; (xii) all the contracts that have a change of control provision; (xiii) labor matters; (xiv) compliance with law; (xv) each Board of Directors has approved the Merger; (xvi) taxes; (xvii) employee benefit plans; (xviii) environmental matters; (xix) undisclosed liabilities; and (xx) finders or brokers.

Additional Agreements

     Shareholders Agreement. The Merger Agreement provides that as a pre-condition to the Merger, Anthony D. Autorino, the Chairman of the Board, President and Chief Executive Officer of STI, RHI and STI enter into a Shareholders Agreement pursuant to which Mr. Autorino and RHI agree to certain restrictions with respect to the resale of securities of the Surviving Corporation owned by them (the "Shareholders Agreement"). Mr. Autorino and RHI will agree not to sell, within the two year period beginning with the date of the Merger, other than to affiliates or certain family members, more than 10% of their respective holdings as of the date of the Merger Agreement in securities of the Surviving Corporation without the consent of 80% of the Board of Directors of the Surviving Corporation (other than the Special Preferred Stock). Following the two year "lock-up," each party may transfer the securities provided that such party grants the other party the first right to negotiate the purchase of such securities for a 30 day period. If either party to the Shareholders Agreement desires to transfer more than 50% of his or its holdings to a single party or to an affiliated group (other than through underwriters in a public offering or otherwise in the securities markets generally), then such party must offer the other party "take-along" rights by which the other party shall have the right to sell a proportional amount of its shares to the same purchaser in the same transaction. Furthermore, if one of the parties receives an offer which it desires to accept from a person or related group of persons to purchase shares of the Surviving Corporation's securities representing 10% or more of the outstanding shares of the Surviving Corporation, then such party shall offer the other party a right of first refusal to purchase such shares on the same terms and conditions before accepting such offer to purchase.

     The Shareholders Agreement also subjects the parties to a voting agreement with respect to the election of Directors. Among other things, each party agrees to (i) vote for four nominees of RHI; provided, that so long as Mr. Borer shall be President of the Surviving Corporation they agree that he shall be a member of the Board of Directors and RHI may only nominate three directors, and seven nominees of Mr. Autorino, (ii) vote for the nominees of the other and for Mr. Borer so long as he is President, and (iii) cause to be established an Executive Committee of the Board of Directors which may act by unanimous consent only, to consist of Mr. Autorino, who shall be Chairman and Chief Executive Officer of the Surviving Corporation, Mr. Borer, the President and Chief Operating Officer of the Surviving Corporation and Jeffrey J. Steiner (or another person designated by RHI), who shall be Vice-Chairman of the Surviving Corporation. The Shareholders Agreement terminates at such time as either

Mr. Autorino or RHI owns less than 25% of the shares of common stock of the Surviving Corporation owned respectively by such Stockholders on the date of the Merger.

     Indemnification Agreements. Concurrently with the Merger, Fairchild, RHI and Fairchild Holding Corp., a wholly-owned subsidiary of RHI to be formed prior to the consummation of the Merger, will enter into Indemnification Agreements with respect to the historical non-Communications Business liabilities of FII (the "Indemnification Agreements"). See "FII Reorganization, Liabilities and Indemnification."

     Pledge Agreement. As security for the obligations under the Indemnification Agreements, RHI will, pursuant to a Pledge Agreement (the "Pledge Agreement"), concurrently with the Merger, pledge to the Surviving Corporation all shares of the Merger Preferred Stock other than Cumulative Convertible Preferred Stock having an aggregate face liquidation preference of $1,500,000.

     Tax Sharing Agreement. Concurrently with the Merger, STI and RHI shall enter into a Tax Sharing Agreement (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, STI will pay to RHI fifty percent of any reduction of STI tax which results either from STI utilization of pre-Merger net operating loss carryforwards or tax credit carryforwards of FII and VSI Corporation ("VSI") or from STI payment of premiums, interest and deferred financing fees associated with retirement of the FII Senior Notes and VSI's bank indebtedness existing at the time of the Merger. The Tax Sharing Agreement also will provide for payments between STI and RHI in the event that amended tax returns or audit adjustments shift FII income or deductions between the pre-Merger and post-Merger periods.

     Registration Rights Agreement. In connection with the Merger, the Surviving Corporation will enter into a Registration Rights Agreement with respect to the STI Common Stock, Cumulative Convertible Preferred Stock and Special Preferred Stock issued to RHI as part of the Merger Consideration. RHI has agreed not to sell any such stock (other than the Special Preferred Stock) during the two year period following the date of the Merger. After such time, RHI may demand that STI register the sale of any or all of such stock on three separate occasions, and it may also elect to "piggyback" upon a registration otherwise effected by STI for its own account or the account of other stockholders (subject to underwriter restrictions in the event of a registration for the account of STI and subject to the existing rights of such other stockholders now in existence).

Changes to Bylaws

     The Merger Agreement provides for certain changes in the bylaws (the "Bylaw Amendments") of STI relative to (i) the requirement for a stockholder meeting in any instance where stockholder approval is required, (ii) rights to elect Board of Directors members consistent with the Shareholders Agreement, (iii) restrictions upon the issuance of options or other rights to acquire STI Common Stock without majority stockholder approval, (iv) the establishment of an Executive Committee, (v) amending provisions relative to the Executive Officers of the Surviving Corporation, (vi) amending the provisions relative to amending the bylaws to require that in any instance where amendments are to be effected by the Board, and such amendments adversely affect the rights of Fairchild relative to the Bylaw Amendments, a vote of 80% of the Board be obtained, and
(vii) to add the office of Vice Chairman.

Fees And Expenses

     If the Merger is effected, the Merger Agreement requires that the Surviving Corporation pay 1) the fees and expenses incurred by FII in connection therewith up to a maximum of $800,000, 2) CS First Boston $7,500,000 ($1,000,000 of which, the "Letter Fee", in payment for the "highly confident" letter, has been paid $500,000 by each of FII and STI), and 3) approximately $1,500,000 of miscellaneous expenses and nonrecurring charges related to the Merger. STI has already paid fees of $150,000 to S.G. Warburg and is required to pay $1,100,000 for acting as financial advisor in connection with the Merger. If the Merger is not consummated due to no fault of either party, each party will pay its own fees in connection with the transaction and will share the Letter Fee. If the Merger Agreement is terminated because (i) the Stockholders of STI fail to approve the Merger and Amendments, (ii) STI fails to perform in any material respect any of its obligations under the Merger Agreement, or (iii) STI's Board shall have withdrawn, modified or amended in an adverse manner its recommendation of the Merger as a result of the exercise of its fiduciary duties, STI shall reimburse FII for all of its expenses incurred in connection with the transaction and shall, if such termination is due to the event described in (iii), pay FII a fee of $5,000,000. If the Merger Agreement is terminated because (i) FII fails to perform in any material respect any of its obligations under the Merger Agreement or (ii) FII's Board of Directors shall have withdrawn, modified or amended in an adverse manner its recommendation of the Merger as a result of the exercise of its fiduciary duties, FII shall reimburse STI for all of its expenses incurred in connection with the transaction and shall, if such termination is due to the event described in (ii), pay STI a fee of $5,000,000.

     STI has also agreed to pay CS First Boston an engagement fee of $500,000 as an advisor on general financial matters for a period of one year following the Merger.

Regulatory Requirements

     No federal or state filing requirements must be made or regulatory approvals obtained in connection with the Merger and Amendments other than (i) the filing of notification, and the receipt of consents or approvals, required by applicable provisions of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated pursuant thereto and (ii) the application for various state regulatory approvals to transfer from FCSC to the Surviving Corporation the applicable certificates of public convenience and necessity (or similar certificates) authorizing the Surviving Corporation to resell intrastate telecommunications services in such states. However, the Certificate of Merger including the Amendments will be required to be filed with the Secretary of State of Delaware in order for the Merger and Amendments to be effective and a Certificate of Designations, Preferences and Rights with respect to each of the Convertible Preferred Stock and Special Preferred Stock must be filed with the Secretary of State of Delaware to establish the Merger Preferred Stock.

Amendment; Termination

     The Merger Agreement may be amended or supplemented at any time, before or after the Special Meeting of stockholders of STI called for the purpose of voting on the Merger (the "STI Meeting") and Amendments, by an instrument in writing duly executed by the parties to the Merger Agreement. However, no change which materially and adversely affects the right of the STI stockholders can be made after the STI Meeting without the approval of the STI stockholders. If the conditions to the Merger set forth in the Merger Agreement are not met by March 8, 1996, the Merger Agreement may be terminated by FII or STI.

     The Merger Agreement may also be terminated, and the Merger abandoned, at any time before or after approval by either or both of the FII and STI stockholders and at any time prior to the closing under the Merger Agreement:

     o   By agreement of the Boards of Directors of FII and STI;

     o   By mutual written agreement of FII and STI;

     o By FII or STI if STI or FII, respectively, fails to perform in any material respect any of its obligations under the Merger Agreement;

     o By FII or STI if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     o By STI if the Board shall have withdrawn, modified or amended in an adverse manner its recommendation of the Merger as a result of the exercise of its fiduciary duties;

     o By FII if its Board of Directors shall have withdrawn, modified or amended in an adverse manner its recommendation of the Merger as a result of the exercise of its fiduciary duties; or

     o By either STI or FII if either of their respective Boards of Directors reasonably determines that market conditions will not permit the completion of the financing required to effect the transactions contemplated by the Merger Agreement in a timely manner or on acceptable terms or it becomes obvious that the necessary marketing activities or filings necessary for such financing have not been completed in a timely manner necessary to complete the Merger.

        Upon termination, the Merger Agreement shall be void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that the parties are not relieved of liability for any breach of the Merger Agreement. In certain instances a party shall be responsible for the fees of the other party and if the termination is due to the last event described above, the party terminating shall pay the other $5,000,000. See Exhibit A.

              FII REORGANIZATION, LIABILITIES AND INDEMNIFICATION

        In order to provide for favorable tax treatment to the FII stockholders, the transaction between STI and FII was structured as a merger. As a result of this structure, the Surviving Corporation will be liable for all liabilities of FII with respect to its operations prior to the effective time of the Merger. Prior to the Merger, and as a precondition of the Merger, FII, RHI, Fairchild and certain other subsidiaries of Fairchild will undergo a reorganization (the "FII Reorganization") pursuant to which FII will divest itself of all assets unrelated to the Communications Business. RHI will assume all liabilities of FII unrelated to the Communications Business (except (x) the Senior Notes, (y) the Preferred Stock and (z) bank and other indebtedness of FII equal to $223,500,000 less the Note Purchase Amount and the Preferred Consideration), but including:
(i) contingent liabilities related to the alleged failure by FII to comply with certain Federal Acquisition Regulations and Cost Accounting Standards in accounting for (x) the 1985 reversion to FII of certain assets of terminated defined benefit pension plans and (y) pension costs upon the closing of segments of FII's business; (ii) all environmental liabilities except those related to FII's Communications Business; (iii) approximately $50,000,000 (at June 30,
1995) of costs associated with post-retirement healthcare benefits; and (iv) all other accrued liabilities and any and all other unasserted liabilities unrelated to FII's Communications Business (the "Non-communications Liabilities").

        In the Merger Agreement, Fairchild, RHI and FII make representations and warranties with respect to the Communications Business, and the Merger Agreement provides that RHI and Fairchild on the one hand and STI on the other shall indemnify each other from losses arising out of any breaches of their respective representations and warranties in the Merger Agreement to the extent that losses to a party exceed $4,000,000. Each party's right to bring claims for indemnity under the Merger Agreement expires on March 31, 1997. STI may meet its indemnification obligations by issuing STI Common Stock having a fair market value equal to the loss to the party it must indemnify.

        While Fairchild and RHI, as a precondition to the Merger, will enter into a joint and several Indemnification Agreement with respect to all Non-communications Liabilities and Fairchild Holding Corp. will enter into Indemnification Agreements with respect to the liabilities of the aerospace and industrial fasteners business formerly operated by FII, pursuant to which they will indemnify the Surviving Corporation for the aforesaid liabilities, as a matter of law the Surviving Corporation will not be released from FII's obligations with respect to such liabilities. There is no expiration date with respect to the Indemnification Agreements. All indemnification obligations under the Indemnification Agreements are secured by all of the shares of Convertible Preferred Stock (other than an amount equal to $1,500,000 in initial liquidation preference) and the Special Preferred Stock issued to RHI in the Merger. Accordingly, to the extent the indemnifying parties are unable to or do not in fact meet their obligations under the Indemnification Agreements, the Surviving Corporation will be required to satisfy in full any liabilities not satisfied by the indemnifying parties.

        While the pledge of shares of Merger Preferred Stock permits the Surviving Corporation to foreclose upon and cancel such stock as to which the liquidation value equals the obligation of an indemnifying party, this right will not in fact provide the Surviving Corporation with cash reimbursement for liabilities paid. The Surviving Corporation may demand cash payment in lieu of foreclosing upon the Merger Preferred Stock or for any amount owed in excess of the liquidation value of such Merger Preferred Stock. The pledge of stock expires on that date which is the later to occur of the third anniversary of the pledge agreement and the date as of which the consolidated net worth of Fairchild is at least (x) $25,000,000 greater than such net worth at September 30, 1995 and (y) $225,000,000 (including the value of the Convertible Preferred Stock).


                            FINANCING FOR THE MERGER

        In order to pay the Preferred Consideration (approximately $40,026,825), pay the Note Purchase Amount and pay an amount of bank and other indebtedness of FII equal to approximately $223,500,000 less the Preferred Consideration and the Note Purchase Amount and to refinance STI's current borrowing facilities, STI plans to borrow the requisite funds through the issuance of $100 million in zero coupon bonds and $138 million in term loans through CS First Boston. STI has received a letter from CS First Boston stating that it is "highly confident" that it can raise $260,000,000 in debt in connection with the Merger. STI and FII have paid CS First Boston $1,000,000 for the letter which is creditable against the $7,500,000 payable to CS First Boston upon consummation of the financing in connection with the Merger. There can be no assurance that CS First Boston will be able to raise, or that STI will be able to borrow, sufficient funds to meet its obligations under the Merger on acceptable terms, in which case the Merger Agreement will be terminated. See "The Merger Agreement -- Amendment; Termination." Assuming STI is successful in raising the funds necessary to consummate the Merger, an amount necessary to pay the Preferred Consideration will be deposited by STI at the time of the effectiveness of the Merger with an independent escrow agent, such amount to be held by such escrow agent and used solely to pay the Preferred Consideration. Accordingly, pro forma financial information for STI is not relevant and is not included in this Information Statement.

                           INFORMATION CONCERNING FII

Formation, Historical Operations and Recapitalization

        FII is a Delaware corporation and is the subsidiary of RHI, which, in turn, is the wholly-owned subsidiary of Fairchild.

        In addition to its Communications Business, FII currently operates, inter alia through its wholly owned subsidiary VSI, an Aerospace Fasteners Business and Industrial Products Businesses.

        The Aerospace Fasteners Business designs, manufactures and markets high performance, specialty fastening systems, primarily for aerospace applications. The Industrial Products Business includes (i) D-M-E Company ("D-M- E") which designs, manufactures and markets tooling and electronic control systems for the plastic injection molding and die casting industries and (ii) Fairchild Data Corporation, a supplier of modems.

        On January 26, 1996, FII sold D-M-E to Cincinnati Milacron, Inc. ("CM") pursuant to an asset purchase agreement dated as of January 23, 1996 for approximately $245 million (the "D-M-E Asset Sale"), comprised of approximately $62.3 million in cash and three 8% promissory notes of CM. One note, in the amount of $11.7 million, will be payable upon the receipt of required regulatory clearance in Belgium, and will be canceled and the corresponding Belgium assets reconveyed, in the event such clearance is not obtained. Of the other two notes, one is in the aggregate principal amount of approximately $166 million, which note is collateralized by a letter of credit issued by Bankers Trust Company in the amount equal to the principal of such promissory note (the "Collateralized D-M-E Note"), and the other is unsecured and is in the aggregate principal amount of approximately $5 million (the "Unsecured D-M-E Note" and, collectively with the Collateralized D-M-E Note, the "D-M-E Term Notes"). Each of the D-M-E Term Notes is due and payable one year following the consummation of the D-M-E Asset Sale, except that upon 30 days' prior notice, Fairchild may require prepayment of, or CM may prepay, each of the D-M-E Term Notes at any time beginning on or after July 29, 1996.

        On January 28, 1996, Fairchild sold substantially all of the assets of Fairchild Data Corporation to SSE Datacom, Inc. ("SSED"), a wholly owned subsidiary of SSE Telecom, Inc. ("SSET"), pursuant to an asset purchase agreement dated as of January 26, 1996 for approximately $7 million (the "Fairchild Data Corporation Sale"), comprised of approximately $5.2 million in cash and approximately $1.8 million (200,000 shares) of the common stock of SSET (the "SSET Common Stock"). Fairchild's right to retain 100,000 shares of the SSET Common Stock is subject to SSED's achieving specified profit margins within twelve months of the Fairchild Data Corporation Sale. Also, Fairchild was issued a three year warrant to purchase 50,000 additional shares of the common stock of SSET.

        Prior to and as a precondition to the Merger, FII, VSI and RHI will undergo the FII Reorganization to transfer from FII and VSI to RHI all assets other than those related to the Communications Business. See "FII
Reorganization, Liabilities and Indemnification."

        FII, through FCSC, provides telecommunications equipment and services to tenants of commercial office buildings, under the trade name Telecom 2000(R) Services. As a result of its acquisition of JWP Telecom, Inc. ("JWP Telecom") in the second fiscal quarter of fiscal 1995, FII also sells, installs, and maintains telecommunications systems for business and government customers, under the name Telecom 2000 Systems. FII is a distributor for Northern Telecom, NEC, Octel, Centigram and Active Voice, all leading manufacturers of telephone systems, voice mail systems and other equipment. As part of the FII Reorganization, the partners of FCSC will be merged into VSI, thereby dissolving the FCSC partnership by operation of law.

        The Communications Business was founded as a start-up venture in 1985 and has grown rapidly through expansions and acquisitions. Sales have grown from $1,400,000 in Fiscal 1986 to $109,741,000 in Fiscal 1995. Approximately $80,000,000 of such increase was attributable to acquisitions (determined on an annualized basis at the date of acquisition), primarily the acquisition of the telecommunications assets of Amerisystems and JWP Telecom. The JWP Telecom acquisition contributed sales of approximately $31,000,000 in Fiscal 1995.

Communications Business

        FII, through FCSC, negotiates long-term telecommunications franchises with owners and developers of office buildings. Under these arrangements, FII, through FCSC, installs switching equipment, cable and telephone equipment, and subsequently contracts directly with individual tenants in the buildings to provide multi-year, single-point-of-contact telecommunications services.

        Services. Telecom 2000 Services include access to services provided by regulated communications companies including local, long distance, international and "800" telephone services. FII, through FCSC, also provides telephone switching equipment and telephones as well as voice mail, telephone calling cards, local area networks and voice and data cable installation and customized billing services that assist customers in controlling their telecommunications expense.

        Systems. FII's Telecom 2000 Systems business sells telecommunications equipment directly to end-users and installs, services and maintains the equipment after the sale. Systems installations include PBX and key telephone systems, voice mail and automated call distribution systems and entire call centers. The systems business employs a staff of field and design engineers capable of assisting customers in planning and implementation of all of their telecommunications plant needs. Customer service options range from basic business hour response to 24 hours a day, 365 days per year maintenance contracts. FII, through FCSC, will also contract with customers to staff their facilities with dedicated service personnel under long term contracts.

        Customers. Telecom 2000 Services' and Systems' customers consist of small to medium size businesses as well as larger organizations and governmental agencies. As of June 30, 1995, FII's Communications Business had offices in 30 cities serving over 10,000 customers. Contract terms with Telecom 2000 Services customers typically have a term of three to five years with provision for automatic renewal. Contracts with Telecom 2000 Systems customers for maintenance services typically have a term of one year with provision for automatic renewal.


                   SELECTED HISTORICAL FINANCIAL DATA OF FII

        The selected historical financial data were derived from FII's consolidated financial statements. The selected historical financial data should be read in conjunction with the unaudited pro forma financial statements and related notes thereto included elsewhere herein.

                                      -18-


                                          Fiscal Year Ended June                        Six Months Ended

                                                                    January 1,  December 31,
                                1991       1992       1993         1994      1995        1995       1995
                                    (dollars in thousands except per share amount)
Income Statement Data:
Sales                        $ 48,405    $ 58,662    $ 68,639    $ 74,897  $109,741   $ 48,564   $ 64,631
Operating Income                9,489      12,539      14,420      16,082    18,253      8,318      9,452
Interest expense               19,621      16,049      20,033      19,538    21,280     10,754     10,952
Loss from continuing
 operations                   (10,132)     (3,510)     (5,613)     (3,456)   (3,027)    (2,436)    (1,500)
Net earnings (loss)            17,890      14,255     (12,257)    (33,987)  (12,359)    (1,599)      (107)
Preferred stock dividends       4,302       3,724       3,873       3,902     3,902      1,951      1,901
Net earnings (loss) after
 preferred stock dividends     13,588      10,531     (16,130)    (37,889)  (16,261)    (3,550)    (2,008)


                                                                                                 December
31, 1995

Balance Sheet Data
(at June 30, 1995):
Working capital               $ 41,204   $ 67,334   $ 32,279   $ 23,373    $ 57,342              $ 70,159
Total assets                   420,658    439,010    370,750    331,318     351,309               348,261
Total long-term debt and
  Capital Lease Obligations    192,858    189,577    186,377    183,259     181,309               183,183
Series A redeemable
 preferred stock                50,848     44,238     19,112     19,112      19,112                16,691
Series C cumulative
 preferred stock                  --         --       24,015     24,015      24,015                24,015
Total stockholders' equity     167,168    194,154    153,536    117,190     126,362               127,156


                           INFORMATION CONCERNING STI

Recent Developments

        In May 1991, STI acquired the stock of Boston Telecommunications Company ("BTC"), a provider of Tenant Services in the Boston area. STI paid $1,097,000 consisting of acquisition cost less cash received of $197,000, stock purchase warrants valued at $300,000 and a $600,000 promissory note payable. In May 1989, STI acquired interests in four entities providing STS ("Shared Tenant Services") in the greater Chicago area from Shared Services, Inc. and I.S.E., Inc. for $180,000. Additionally, in February 1989, STI purchased the stock of Multi-Tenant Services, Inc. ("MTS") a former division of BellSouth Corporation, for $4,048,000 of which $391,000 was paid in cash and in payment of the balance STI assumed existing lease obligations. MTS was a provider of STS in nine metropolitan areas.

        In December and October 1993, STI commenced management and subsequently completed the acquisition of certain assets and liabilities of Road and Show South, Ltd. ("South") and Road and Show Cellular East, Inc. ("East"). The purchase price for South was $1,261,611 which represents $46,111 cash and an obligation to issue 221,000 shares of STI Common Stock. The purchase price for East was $750,245 which represents $209,245 cash and an obligation to issue 108,200 shares of STI Common Stock. The number of shares of STI Common Stock related to these acquisitions was adjusted on December 1, 1994 based on the price of STI Common Stock at that date, for which an aggregate of 64,966 additional shares will be issued. As of December 31, 1994, no shares of STI Common Stock had been issued for the East acquisition. The shares of STI Common Stock in connection with the South acquisition have been issued, but have not been delivered pending the outcome of certain claims against, and by, the former owners of South.

        In June 1994, STI completed its acquisition of the partnership interests of Access Telecommunication Group, L.P. ("Access") for $9,000,000 subject to certain post-closing adjustments. The $9,000,000 includes $4,000,000 paid at closing with the proceeds from the private placement sale of approximately 1,062,000 shares of STI Common Stock, and the issuance to the sellers of 400,000 shares of Series E Preferred Stock, valued at $1,500,000 and 700,000 shares of Series F Preferred Stock valued at $3,500,000.

        On June 30, 1995 STI purchased all of the outstanding capital stock of Office Telephone Management ("OTM"). OTM provides telecommunication management services primarily to businesses located in executive office suites. The purchase price is currently allocated as follows:


                  Goodwill                       $ 1,915,000
                  Property, Plant & Equipment      1,400,000
                  Accounts Receivable, (net)         400,000
                  Other current assets                20,000
                  Debt (current and long-term)      (545,000)
                  Accounts Payable                  (525,000)
                  Accrued Expense                   (530,000)
                                                 ------------
                  Net Purchase Price             $ 2,135,000
                                                 ============

         In May and June 1995, STI's cellular subsidiary Shared Technologies Cellular, Inc. ("STC") commenced management and subsequently completed its acquisition of the outstanding capital stock of Cellular Hotline, Inc. ("Hotline") for $617,000. The $617,000 was comprised of $367,000 in cash, paid at closing, and the issuance of 50,000 shares of $367,000 in cash, paid at closing, and the issuance of 50,000 shares of STC common stock. At the discretion of the former Hotline stockholders, STC was required to repurchase all or a portion of the shares for $5.00 per share, at any time during the period commencing three months and ending six months after June 19, 1995.

The former Hotline stockholders exercised their put option during that period. Additionally at closing, STC issued options to purchase 50,000 additional shares of STC common stock, exercisable at $7.50 per share for three years. The agreement provides for additional payments based upon attaining certain levels of activation revenues, as defined, over a one year period.

        Unaudited proforma consolidated statements of operations for the nine-month period ended September 30, 1994 and 1995 as though the acquisitions of Access, OTM and Hotline had been made at the beginning of the period are as follows:


                                                     1994               1995
                                                     ----               ----
Revenues                                          $40,796,000      $46,401,000
Net Income                                          1,730,000        1,697,000
Net Income Per Share                                    $0.23             $0.2
Weighted Average Shares                             7,488,054        8,698,207


        During 1992, STI completed a restructuring due to its working capital deficit and the maturity of its principal financing arrangements which were due to the Federal Deposit Insurance Corporation ("FDIC"), as receiver for STI's principal lender. The restructuring included STI and all of its subsidiaries. The restructuring resulted in STI recording a gain of $5,162,000 before related expenses of $1,361,000 for consulting fees related to the restructuring and income taxes of $45,000. As a result of the restructuring, approximately $900,000 of vendor payables and $1,500,0000 of capital lease obligations were forgiven and $3,300,000 of vendor payables were converted to three year non-interest bearing notes payable. Additionally, a settlement agreement was entered into with the FDIC as receiver for STI's principal lender which resulted in STI paying off its term loan and revolving credit arrangements and recognizing a gain of approximately $2,700,000. In April 1994 STI entered into a settlement agreement which provides for the payment of $750,000 plus interest at 10% which resulted in an accrued extraordinary loss of $150,000 in 1993.

        In connection with the restructuring, STI also raised equity capital of approximately $5,780,000 from certain institutional investors, net of expenses. Such offering was exempt from registration based upon Regulation S of the Securities Act of 1933, as amended. A firm, one of whose principals is a director and stockholder of STI served as underwriter for the offering. STI paid this firm underwriting commissions and expenses totaling $446,750 for the offering. No other parties to the restructuring were affiliated with STI. STI also entered into agreements with Series A and B Preferred Stockholders to convert their holdings, including $327,920 of the accrued dividends related thereto, into Series C Preferred Stock. As part of this conversion, $40,990 of the accrued dividends was forgiven by the stockholders.

General

        STI is a provider of telecommunications services and equipment, including basic telephone equipment, local and long distance network services and on-site maintenance. STI also offers its customers data services, as well as data processing and office automation equipment, service and support. Additionally, STI sells and rents cellular telephones in several locations both to its existing customers and the general marketplace.

        STS, through its subsidiaries and affiliated partnerships is engaged in providing shared tenant services ("STS") to tenants of modern, multi-tenant office buildings. As an STS provider, STI generally obtains the exclusive right from a building owner (the "Owner/Developer") to install an on-site communications system, called a private branch exchange ("PBX"), or an off-site communication system, called centrex, and to market telecommunications and office automation services and equipment to tenants. An STS project requires significant expenditures for capital equipment and installation costs. The initial cost of capital equipment to establish STS in a new building ranges from $50,000 to $300,000 with additional start-up working capital requirements ranging from $10,000 to $100,000.

        The STS provider often leases space within the building for on-site support staff. STS provides an Owner/Developer with an important building amenity and provides a tenant with the availability of one-stop shopping for a wide range of telecommunications and office automation equipment and services as well as on-site training, maintenance and support, without any capital investment.

        STI's services are provided to its customers under the concept of one-stop shopping for basic telecommunications, voice and data transmission, and office automation services and equipment which include:

    - Access to cost-effective centralized digital switching - Broad selection of telephone equipment - Discounted, quality long-distance service - Local telephone service - System maintenance, management and administration - Customized call reporting and billing
    - Office automation equipment including computer, facsimile and peripherals
    - On-site training and assistance - Cable and wiring design and maintenance
    - Equipment service and support - Cellular sale and rental

        To date, STI has concentrated primarily on developing the telephone portion of its business. STI telephone services consist of selecting and installing telephone equipment on tenant's premises and providing ongoing service to train tenants, to perform moves, adds and changes, and to maintain the telephone equipment. Tenants are quoted a monthly charge for leased equipment which includes a rental fee for the equipment, a charge for access to the PBX owned by STI and installed in the buildings or to the centrex service, and a local access charge based on the cost of the trunk lines which connect the building to the central office of the local telephone company. In addition, tenants are charged for special services and usage, including IN-WATS lines, dedicated circuits, directory listings, local message units (where applicable), directory assistance, credit card calls, third-party billing calls, and long-distance at a discount from the standard rates charged by long distance providers.

        As the telecommunications business is established in each building, STI increases its emphasis on the sale or lease of personal computers and peripherals, and the marketing of computer time sharing, voice mail, message centers, local area networks for computers, voice messaging, facsimile transmission, copying equipment and data transmission. STI also sells computer equipment and peripherals, and sells or rents cellular phones, to customers who are not tenants in buildings in which it provides STS.

        STI provides a monthly statement to each customer delineating all STS charges. STI bills for the prior month's usage, installation, moves, adds and changes on the first of the following month. The statements also include equipment, local and system access and other special service charges in advance for the succeeding month. The local access charge reflects the cost to STI of the trunk lines connecting the building to the central office of the local telephone company and is levied on STI by the local telephone company. In general, STI passes this cost through to tenants.

        Customers are billed for all telecommunications usage, including long-distance calls. Currently, STI offers a discount of 15% to 40% from the AT&T direct distance dial published rates, which discounts can be changed by STI on 30 days' notice. STI currently purchases long-distance services from many providers. STI estimates that by efficiently managing its long-distance network, it can provide long-distance services at a discount of up to 40% of the AT&T direct distance dial rates.

        STI provides facilities management services to customers who have a preference or requirement for a dedicated PBX system. Certain of these customers own their own equipment, and STI provides management and maintenance for that equipment. STI also has facilities management contracts with customers who have leased equipment owned by STI including PBX and handset equipment. STI's objective with these customers is to become the provider of choice for all long distance, local access and system features, if those services are not part of the initial contract.

        Through STC, STI is a provider of short-term portable cellular telephone services in the United States. STC rents portable cellular telephones, primarily to travelers, persons organizing and attending special events such as conventions and sporting events, as well as local businesses and government agencies. It is a condition precedent to the Merger that STI execute a non-competition agreement with STC acceptable to FII.

Equipment

        STI offers its telecommunications services through either a PBX or centrex-based system.

        A PBX is a telecommunications switch that has the following characteristics:

    - is owned by a private user, not a telephone company - automatically switches incoming and outgoing calls over trunk lines so that dedicated telephone lines are not required
    - functions like a telephone company central office, except that it is under the direct control of its owner
    - offers more features than are typically available through private business lines, key systems or centrex services
    -  is typically capable of handling from 100 to 2,000 users

        STI owns or leases PBXs and other equipment manufactured by InteCom Inc., Northern Telecom, AT&T, NEC and Mitel. This equipment can be acquired from a variety of sources. STI employs its own technicians to maintain its PBXs, which have, on average, an estimated useful life of approximately eight to twelve years. From time to time, STI upgrades its PBXs by adding additional software and hardware which can increase the capabilities and extend the useful life of a PBX beyond the ordinary eight to twelve year period.

        An alternative to the PBX is digital centrex, a service offered by the local regulated telephone company. Recently, a number of local telephone companies have enhanced their digital centrex offerings to be more competitive with PBXs in terms of both features and price. In addition, some telephone companies have petitioned their local regulatory commission to permit them to negotiate pricing with large users (defined as a company using over 100 lines), rather than charging tariffed rates. In response to these developments, STI has entered into an arrangement with Illinois Bell to provide service in downtown Chicago via digital centrex, eliminating the need for a PBX in each building, and has entered into an exclusive agreement with the Owner/Developers of two buildings to provide STS/centrex. Additionally, in 1993 STI began providing centrex services in Indianapolis.

        STI offers a full range of customer premise equipment, including telephones, computers and peripherals, and facsimile and voice mail equipment compatible with its PBX and centrex-based systems. STI has no long-term contracts establishing the price at which it acquires equipment, but can negotiate pricing due to the availability of multiple sources of supply.

STS Buildings

        As of December 31, 1994, STI was providing STS to tenants in 93 buildings located in 15 metropolitan areas. In those cities where STI provides STS to tenants in more than one building, STI is able to realize significant operating economies by sharing management, administrative, sales and technical staff across a number of buildings. The following table sets forth as of December 31, 1994, on a city-by-city basis, the Net Leasable Square Feet and the Potential Lines of Service in each building where STI provides STS to tenants as estimated by management.

                              Net         Potential     Number of      Number
                             Leasable     Lines of      Lines in         of
     City                    Sq. Ft.       Service       Service     Buildings
Atlanta, GA                3,777,000       12,589        3,552            9
Birmingham, AL             1,435,000        1,450        1,157            3
Boston, MA                 4,846,000       15,144        2,660           11
Chicago, IL                3,567,000       11,890        3,145            9
Hartford, CT               2,032,000        6,773        3,408            9
Los Angeles, CA              895,000        2,983          212            2
Mahwah, NJ                   625,000        1,067        1,069            2
Memphis, TN                  320,000        1,067          181            1
Nashville, TN                972,000        3,240          776            2
New Orleans, LA            3,226,000        9,511        3,371            5
Phoenix, AZ                2,484,000        8,280        2,426           12
Indianapolis, IN           1,044,000        3,480          945            9
Seattle, WA                4,482,000       14,940        2,840            8
Dallas, TX                10,125,000       26,591        5,662           11
Myrtle Beach, SC             140,000          155           20            1
                          ----------     --------      -------          ---
TOTAL                     39,970,000      119,160       31,424           93


        Of the potential 119,160 lines of service, STI has under contract 31,424 lines (26.4%). Accordingly, management believes that the opportunity exists for STI to increase penetration and revenues in the buildings to which it currently provides STS.

Owner/Developer Agreements

        In most buildings where its provides STS, STI or its assignor has entered into a contractual agreement (the "Owner/Developer Agreement") with the building Owner/Developer. Subject to specific provisions contained in certain Owner/Developer Agreements, the Owner/Developer Agreements generally grant STI the exclusive right to provide STS in the building and the Owner/Developer is precluded from entering into a "materially similar arrangement" with a third party. In addition, STI is granted a right of first refusal in the building for the offering of additional STS, such as telephone answering services, word and data processing, telex, copier services and certain other STS. The term of the agreement is generally for ten years and may contain one or two five-year renewal options.

        The Owner/Developer Agreements generally provide for the payment of royalties to the Owner/Developer which may be based on a percentage of gross revenues or on a percentage of rental, sale and service income or net long-distance revenues. Such royalty payments may commence at the initial service date, at some later date, typically 18 to 24 months after STI commences to provide STS to the building, or at the time STI achieves a certain level of market penetration in the building.

        STI is responsible for the costs and expenses incurred in operating and maintaining the STS equipment in the building and must obtain the Owner/Developer's approval to make any modification in the STS equipment which would affect the building structure. The agreement is assignable by the Owner/Developer upon the sale of the building. Certain Owner/Developers also have the right to purchase STI's STS equipment in the building at a nominal or fair market price if the agreement is terminated.

        Each Owner/Developer Agreement either contains a lease, or references a separately executed lease, for the space necessary for STI's on-site personnel and equipment. These leases generally provide for a deferral of rental payments until a certain occupancy percentage has been obtained in the building, or a certain period of time, typically 12 to 24 months, after STI commences operations.

Tenant Contracts

        STI is a party to a Master Shared Tenant Services Agreement ("Tenant Contract") with substantially all of its customers. The Tenant Contract contains terms and conditions governing the provision of STS. Subsequent to signing a Tenant Contract, tenants submit individual customer orders for specific equipment rentals and STS. In addition to the typical Tenant Contracts for STS, STI has agreements with several tenants who have their own PBS to maintain the system and manage the tenant's telephone call billing system, and STI receives a monthly fee for its services.

        STI generally signs contracts for a period of five years or a term coterminous with the customer's lease in the building. STI has contracts ranging from month to month to five years. The Company feels it has staggered the contracts such that there is no time when a material amount of contracts come due at the same time. Additionally, STI does not have any individual contracts which are material.

Government Regulation

        As a provider of telephone services, STI's operations are materially affected by regulatory developments on both a federal and state level. The Federal Communications Commission ("FCC") regulates interstate communications and the state public utility commission ("PUCs") regulate intrastate communications. The FCC has determined that STS providers, sharing a PBX and related equipment within the same premises, should be characterized as end users, as opposed to interexchange carriers for access charge purposes, thereby entitling them to a more favorable rate structure. Although there is currently no major effort underway to modify the existing FCC regulatory scheme with regard to STS providers, any change in the liability of such providers for access charges or any substantial change with regard to other regulatory constraints could have a material adverse effect on STI's business. PUCs may regulate STS providers through direct regulatory requirements as well as through the terms, conditions of service and rates contained in the tariffs of the underlying local exchange carrier covering service offerings to STS providers. To date, STI has, to some degree, elected to operate in states which maintain a comparatively favorable regulatory environment for STS providers sharing a PBX and related equipment. All of the states in which STI now operates do not currently require a certification of or otherwise directly regulate STS providers with the exception of Alabama, which has granted such certification to STI. STI also has obtained certification to resell certain intrastate long-distance services in California, which requires such certification. Although at present none of these states has any proceeding or other effort underway to materially modify their regulatory treatment of such STS providers, no assurance can be given that such proceedings will not be initiated in the future. Further, regulatory agencies in many states have not yet generally addressed the issue of sharing centrex lines and the regulatory consequences of such operations are uncertain; however, STI to date has only engaged in sharing centrex lines in states (Illinois and Indiana) where regulatory agencies have expressly permitted such operations. STI intends to expand its use of centrex lines to additional states in the future. It will take appropriate measures to investigate the regulatory environment in each state and intends to comply with applicable requirements for sharing of these lines on a state-by-state basis.

Marketing

        STI employs a marketing concept involving the establishment of a hub STS building in close proximity with other satellite STS buildings which can be managed by one regional director and which share sales and administrative and technical personnel.

        After an appropriate building has been identified, STI begins marketing its services to the Owner/Developer to obtain the exclusive right to provide STS in the building. On occasion, an Owner/Developer will issue a formal request for proposal and seek competitive bids. Once agreement with the Owner/Development has been reached, marketing efforts with tenants are commenced. Tenant marketing occurs during the leasing process of a building, which is during the planning stage of the tenant's move. STI also has the opportunity to increase penetration in highly leased and popular buildings by:

        - When there is a new tenant replacing a moving out tenant, STI is invited by the leasing manager to present the "building's communication amenity package" provided by STI.

        - When a current tenant is up for lease renewal, the leasing manager will again recommend that the tenant consider using the "building's communication amenity package" provided by STI.

        In most cases the building management company or the building owners point out to the prospective lessee or renewal tenant the cost savings by taking advantage of the "building's communication amenity package" which can save the prospective company between $1.25 and $1.75 per square foot.

        Typically, STI's marketing initially concentrates on working in conjunction with the building's leasing agent to provide STS to prospective tenants. Once the tenant has committed to a lease, marketing efforts are focused on tenant subscription to the STS offerings within the building.

        STI's customers consist primarily of small to medium-size tenants, such as brokerage, accounting and law firms. While the majority of STI's customers are tenants in STS buildings, STI also provides services and sells and leases equipment to end-users who are not located in STS buildings.

Seasonality

        While STI's STS business is not generally seasonal, STI has experienced, over the last several years, a reduction in local and long distance revenues in the month of December which is believed to be associated with the holiday season.

Legal Proceedings

        In 1993, STI settled a lawsuit with The New York State Convention Center Operating Corp. ("CCOC"), which arose in connection with STI's operations at the Jacob K. Javits Convention Center in New York City, which operations were terminated in December, 1991. However, as part of the termination of such operations, STI's departure from the Convention Center resulted in the termination of its agreement with Tel-A-Booth Communications, Ltd. ("Tel-A-Booth"), the payphone service provider for the building.

        Tel-A-Booth is currently in a Chapter 7 bankruptcy proceeding, pursuant to which STI is listed as a creditor of Tel-A-Booth in the amount of $300,000.

        STI is named as a co-defendant in a lawsuit brought by Tel-A-Booth arising out of the termination of its agreement with STI. The lawsuit, which was commenced in New York State Supreme Court, County of New York, on January 10, 1992 is now proceeding toward trial. Tel-A-Booth has claimed damages of $10,000,000, primarily for lost profits. STI has asserted various counterclaims against the plaintiff. STI views that it has substantial defenses to the plaintiff's claims, and, based on information obtained from discovery, STI believes that the plaintiff suffered no recoverable damages.

        In addition to the above matters, STI is a party to various legal actions, the outcome of which, in the opinion of management, will not have a material impact on STI's financial condition and results of operations.

                   SELECTED HISTORICAL FINANCIAL DATA FOR STI

        The following table sets forth the selected historical financial data of STI for each of the last five years ended December 31, and the nine months ended September 30, 1995 and 1994. In September 1992 STI effected a one-for-four reverse stock split of common stock and increased the par value of common stock from $.001 to $.004 per share. Weighted average common shares outstanding and per share information have been retroactively adjusted to reflect this split. All amounts, except per share amounts, are in thousands.

                                                                                                   NINE MONTHS ENDED
                                             FOR THE YEARS ENDED DECEMBER 31,                        SEPTEMBER 30,
                                    ----------------------------------------------------------
-----------------------
Statement of Operations Data:          1994(1)     1993       1992        1991       1990           1995(2)   1994(1)
Revenue                             $ 45,367    $ 25,426    $ 24,077    $ 23,172    $ 21,804       $ 43,675  $ 31,514
Gross margin                          19,195      10,912       9,254       6,358       5,786         17,046    13,524
Selling, general and
 administrative expenses              16,972      10,102       9,959      10,717      10,246         16,116    11,760
Operating income (loss)                2,223         810        (705)     (4,359)     (4,460)           930     1,764
Interest expense, net                   (359)       (438)       (290)     (1,268)       (950)          (444)     (158)
Minority interest in net
 (income) losses of subsidiaries        (128)        (82)        (37)          4          29            213       (43)
Loss on settlement agreement              --          --          --          --        (489)            --        --
Gain on sale of subsidiary stock          --          --          --          --          --          1,375        --
Income tax benefits                      550          --          --          --          --             --        --
Earnings before extraordinary
  item                                 2,286         290      (1,032)     (5,623)     (5,869)         2,074     1,563
Extraordinary Item -
 (Loss) gain on restructuring             --        (150)      3,756          --          --             --        --
Net income (loss)                      2,286         140       2,724      (5,623)     (5,869)         2,074     1,563
Net income (loss) per common
  share before extraordinary item         --        (.01)       (.33)         --          --             --        --
Net income (loss) per
 common share                            .27        (.04)        .59       (1.59)      (1.63)           .20       .21
Weighted average common
 shares outstanding                    6,792       5,132       4,063       3,730       3,601          8,698     5,699
Cash dividends declared per
 preferred share                         .29         .32         .30         .30          --            .22       .22
Cash dividends paid per
 preferred share                         .29         .32         .38         .18          --            .22       .22
Cash dividends declared or
 paid per common share                    --          --          --          --          --             --        --

 Balance Sheet Data:

 Period End Balances:

Working capital deficit              ($3,691)    ($3,874)    ($4,506)   ($15,615)    ($5,751)       ($2,124)  ($2,199)
Total assets                          37,925      20,601      18,752      18,436      14,531         47,079    36,737
Notes payable, convertible
 promissory notes payable,
 other long-term debt (incl.
 current portion)                      4,727       3,719       4,745      10,030       6,927          6,450     5,305

Stockholders' equity (deficit)        20,881       9,302       6,034      (3,148)       (999)        23,971    20,414

(1) The 1994 results include the acquisition of Access Telecommunications Group, L.P. in June 1994 and the Acquisitions of Road and Show South in December 1993 and Road and Show East in October 1993.

(2) Includes a full period of the Access Telecommunications Group, L.P. acquisition in June 1994. Also includes the results of operations from OTM and Hotline, which were acquired by STI in 1995.

                           FAIRCHILD INDUSTRIES INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma Fairchild Industries Inc. consolidated financial statements give effect, on a purchase accounting basis, to the acquisition of JWP Telecom. The unaudited pro forma Fairchild Industries Inc. consolidated financial statements also reflect the adjustment for the FII Reorganization which transfers certain non-telecommunications assets to FII's parent company RHI prior to the Merger.

The unaudited pro forma Fairchild Industries Inc. financial statements are not necessarily indicative of the results or financial position which actually would have occurred if the JWP Telecom acquisition, the change to a December 31 year end and the FII Reorganization had been in effect since July 1, 1994, nor are they necessarily indicative of future results or financial position.

The unaudited pro forma Fairchild Industries Inc. consolidated statements of operations give effect to the acquisition of JWP Telecom and the FII Reorganization as if they had occurred on July 1, 1994, and the unaudited pro forma Fairchild Industries, Inc. consolidated balance sheet gives effect to these items as if they had occurred on December 31, 1995 for the purpose of presenting the unaudited pro forma Fairchild Industries Inc. consolidated financial statements.

Fairchild Industries Inc.
Pro Forma Consolidated Balance Sheet
December 31, 1995
(unaudited)

                                                          December 31,        (1)
                                                            1995         Recapitalize   Pro Forma
In thousands                                                FII              FII          FII
------------                                              -----------    ------------   ---------
CURRENT ASSETS:
  Cash                                                       905                        $    905
  Accounts receivable, less allowance for
    doubtful accounts                                     22,184                          22,184
  Other current assets                                     3,272                           3,272
  Net current assets of operating transferred to RHI      65,220           (65,220)           --
                                                         -------           --------     --------
       Total current assets                               91,581           (65,220)       26,361
                                                                           --------     --------

Equipment, at cost:
  Telecommunications equipment                            80,821                          80,821
                                                         -------           --------     --------
  Office and data processing equipment                     5,231                           5,231
                                                          86,052                          86,052
  Less - Accumulated depreciation                        (35,872)                        (35,872)
                                                         -------           --------     --------
                                                          50,180                          50,180

Other Assets                                              36,622                          36,622
Net non-current assets transferred to RHI                169,878          (169,878)
                                                         -------           --------     --------
       Total Assets                                      348,261         $(235,098)     $113,163
                                                         =======         ==========     ========

CURRENT LIABILITIES:
  Notes payable and current portion of long-term
    debt and capital lease obligations                       303                --     $     303
  Accounts payable                                        11,268                          11,268
  Accrued expenses                                         6,157                           6,157
  Advanced billings                                         3,694                           3,694
                                                         -------           --------     --------
       Total current liabilities                          21,422                --        21,422
                                                         -------           --------     --------
Long-Term Debt and Capital Lease Obligations,
  less current portion                                   182,880            (9,500)
                                                         -------           --------     --------
Post-retirement benefits                                     112                             112
                                                         -------           --------     --------
FII Series A preferred stock                              16,691                          16,691
                                                         -------           --------     --------
STOCKHOLDERS' EQUITY:
  FII Series C preferred stock                            24,015                          24,015
  FII Series B preferred stock                           230,200                         230,200

  Common Stock                                               140                             140
  Additional paid-in capital                               2,925                           2,925
  Accumulated deficit                                   (130,124)         (225,598))
                                                         -------           --------     --------
       Total stockholders' equity                        127,156          (225,598))
                                                         -------           --------     --------
       Total liabilities and stockholders' equity        348,261         $(235,098)    $ 113,163
                                                         =======           ========     ========

  See accompanying notes to these pro forma consolidated financial statements

Fairchild Industries Inc.
Pro Forma Consolidated Statement of Operations
For the Six Months Ended
December 31, 1995

                                                  FII
(unaudited)                                    Six Months       Pro Forma     Pro Forma
In thousands                                 Ended 12/31/95    Adjustments       FII
------------                                 --------------   ------------   -----------
Revenues                                      $ 64,631         $             $ 64,631

Cost of Revenue                                 34,467                         34,467
                                              ---------         ----------   ---------
Gross Margin                                    30,164                         30,164

Selling, General & Administrative Expenses      20,712                         20,712
                                              ---------         ----------   ---------

Operating Income                                 9,452                          9,452

Interest Expense                               (10,952)                       (10,952)
                                              ---------         ----------   ---------
Net income                                      (1,500)                        (1,500)

Operating results of operations transferred
  to RHI                                         1,393     (1)    (1,393)          --
                                              ---------         ----------   ---------

Preferred Stock Dividends                       (1,901)                        (1,901)
                                              ---------         ----------   ---------

Net Income Applicable to Common Stock         $ (2,008)          $ (1,393)   $ (3,401)
                                              =========        ===========   =========


  See accompanying notes to these pro forma consolidated financial statements


Fairchild Industries Inc.
Pro Forma Consolidated Statement of Operations
For the Fiscal Year Ended
June 30, 1995


                                                  FII          (2)
(unaudited)                                   Year Ended       JWP          Pro Forma    Pro Forma
In thousands                                    6/30/95     Acquisition    Adjustments      FII
Revenues                                      $ 109,741    $  22,975                    $ 132,716

Cost of Revenue                                  58,360       16,998                       75,358

Gross Margin                                     51,381        5,977                       57,358

Selling, General & Administrative
  Expenses                                       33,128        6,242    (2)      103       39,495
                                                                        (2)       22

Operating Income                                 18,253         (265)           (125)      17,863

Interest Expense                                (21,280)          50            (330)     (21,560)
Net income                                       (3,027)        (215)           (455)      (3,697)

Operating results of operations transferred
  to RHI                                         (9,332)                (1)    9,332         --

Preferred Stock Dividends                        (3,902)                                   (3,902)

Net Income Applicable to Common Stock         $ (16,261)    $   (215   )   $   8,877    $  (7,599)

  See accompanying notes to these pro forma consolidated financial statements

                           FAIRCHILD INDUSTRIES INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


(1) The unaudited pro forma Fairchild Industries Inc. consolidated financial statements were adjusted to reflect FII Reorganization prior to the Merger. Subsequent to June 30, 1995, FII and its immediate parent RHI announced plans to reorganize FII in order to improve its financial and operating flexibility and strengthen its financial position. Concurrent with the Merger, and as part of the FII Reorganization, FII is transferring to RHI, all of its assets and liabilities except those expressly related to FII's telecommunications business, $125,000,000 principal amount of 12 1/4% Senior Secured Notes Due 1999, the Series A and Series C Preferred Stock of FII, an estimated $9,500,000 in accrued premium on early retirement of the 12 1/4% Senior Secured Notes Due 1999 and approximately $45,873,000 of existing bank indebtedness. On January 26, 1996, FII sold D-M-E to Cincinnati Milacron, Inc. for approximately $245 million. Due to the sale of D-M-E, the amount of net assets transferred to RHI will actually be lower when the Merger occurs.

(2) On November 28, 1994, FII completed the acquisition of substantially all of the telecommunications assets of JWP Telecom, a telecommunications systems integrator specializing in the distribution, installation and maintenance of voice and data communications equipment, for approximately $11,000,000 plus the assumption of approximately $3,000,000 of liabilities. FII recorded $1,610,000 and $5,595,000 in identifiable intangibles and goodwill, respectively. The pro forma consolidated statement of operations for the fiscal year ended June 30, 1995 include an adjustment to record JWP Telecom operations for the first 4 months of fiscal 1995. An adjustment of $103,000 for additional amortization was recorded for the year ended June 30, 1995. Additional depreciation expense of $22,000, related to fair market value of fixed assets, was recorded for the year ended June 30, 1995. Additional interest expense of $330,000 was recorded to reflect the estimated interest cost at 9% on additional borrowings of $11,000,000 required to obtain the cash paid to acquire JWP Telecom.

                         ABSENCE OF DISSENTERS' RIGHTS

        Holders of shares of Preferred Stock will not have dissenters' rights under the DGCL as a result of the Merger.


                      MARKET PRICE OF AND DIVIDENDS ON THE
                PREFERRED STOCK AND RELATED STOCKHOLDER MATTERS

        The Series A Preferred Stock and Series C Preferred Stock are listed on the New York Stock Exchange under the symbols "FENA" and "FENC" respectively. The following tables give the high and low sales prices for each full quarterly period within the two most recent fiscal years.


Fiscal Year                     Series A Preferred Stock      Series C Preferred Stock
   Ending            Quarter       High        Low               High        Low
June 1994            First          36 3/4      31                35 3/4      33
                     Second         36-7/8      34                36 1/2      32-1/8
                     Third          38 1/2      35 1/2            39 1/2      34
                     Fourth         38 1/2      35                40-5/8      36-3/4

June 1995            First          38 1/2      36                39          37
                     Second         38 3/4      36                38 1/4      36 3/4
                     Third          40          36                38          36 1/4
                     Fourth         40          36                38-3/8      36 3/4

June 1996            First          41          35 1/2            39-7/8      37-1/4
                     Second         44          39 1/2            43 1/4      37-1/2


        On November 8, 1995, the date preceding the public announcement of the Merger, the high and low sale prices of the Series A Preferred Stock were $40.00 and $40.00 respectively and the "bid" and the "asked" prices of the Series C Preferred Stock were $38.00 and $38.625 respectively.

        During the fiscal years ending June 1994 and June 1995, and for the first two quarters of the fiscal year ending June 1996, a quarterly dividend of $.90 per share was paid on the Series A Preferred Stock, and a quarterly dividend of $1.06 was paid on the Series C Preferred Stock.

        Based on the number of record holders, there are approximately 350 holders of each of the Series A and C Preferred Stock.

        All holders of the outstanding Series A and Series C Preferred Stock will receive the Preferred Consideration pursuant to the Merger, including any and all Directors and Officers who are holders of the Preferred Stock.

                   FAIRCHILD INDUSTRIES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Post-Reorganization/Merger Financials

  Report of Arthur Andersen LLP, Independent Public Accountants.........     F-2

  Consolidated Balance Sheets as of June 30, 1994 and 1995
    and October 1, 1995 (unaudited).....................................     F-3

  Consolidated Statements of Income for the Years Ended June 30, 1993, 1994 and
    1995 and the three months ended
    October 2, 1994 and October 1, 1995 (unaudited).....................     F-5

  Consolidated Statements of Changes in Stockholders' Equity for the
    Years Ended June 30, 1992, 1993, 1994 and 1995 and the three
    months ended October 1, 1995 (unaudited)............................     F-6

  Consolidated Statements of Cash Flows for the Years Ended June 30, 1993, 1994
    and 1995 and the three months ended
    October 1, 1994 and October 2, 1995 (unaudited).....................     F-7

  Notes to Consolidated Financial Statements ................................F-8

     After the reorganization transactions discussed in Note 1 to Fairchild
       Industries, Inc.'s consolidated financial statements are effected, we expect to be in a position to render the following audit report.

                                                            ARTHUR ANDERSEN LLP
                                                                January 9, 1996


                    Report of Independent Public Accountants


To Fairchild Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Fairchild Industries, Inc. (a Delaware Corporation) as of June 30, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairchild Industries, Inc. as of June 30, 1994 and 1995, and the results of its operations and its cash flows for the years ended June 30, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.




                           Fairchild Industries, Inc.


                          Consolidated Balance Sheets
                                 (In thousands)

                                     Assets

                                                                      June 30,         December 31,
                                                                 1994          1995        1995
                                                                 ----          ----     -----------
                                                                                        (unaudited)
Current assets:
     Cash and cash equivalents                               $      64    $   1,469    $     905
     Billed accounts receivable - trade, net of allowances
       of $204, $254 and $471                                    6,369       14,429       15,582
     Unbilled accounts receivable                                3,487        6,218        6,602
     Inventories                                             -                1,246        1,064
     Prepaid and other current assets                            1,326        2,283        2,208
     Net current assets of operations transferred to RHI        25,760       56,876       65,220
                                                              --------     --------     --------
                Total current assets                            37,006       82,521       91,581

Property, plant and equipment, at cost:
     Buildings and improvements                                  3,417        3,733        3,873
     Equipment and autos                                        59,455       73,968       80,821
     Furniture and fixtures                                        734        3,097        1,358
                                                              --------     --------     --------
                                                                63,606       80,798       86,052
     Accumulated depreciation                                  (23,104)     (31,239)     (35,872)
                                                              --------     --------     --------
                Property, plant and equipment, net              40,502       49,559       50,180

Goodwill, less accumulated amortization of $2,389,
       $3,013 and $3,376                                        20,686       25,958       25,811

Other intangible assets, less accumulated amortization
       of $4,383, $5,938 and $6,771                              6,682        7,589        6,756

Deferred loan costs                                              5,960        4,561        3,882

Prepaid pension cost                                               216          195          173

Net non-current assets of operations transferred to RHI        220,266      180,926      169,878
                                                              --------     --------     --------
                Total assets                                 $ 331,318    $ 351,309    $ 348,261
                                                              ========     ========     ========




   The accompanying notes are an integral part of these financial statements.



                           Fairchild Industries, Inc.
                          Consolidated Balance Sheets
                                 (In thousands)
                      Liabilities and Stockholders' Equity


                                                                        June 30,      December 31,
                                                                    1994       1995       1995
                                                                 -------      ------    --------


   (unaudited)

Current liabilities:
     Accounts payable                                           $  6,744   $ 12,780   $ 11,268
     Advance billings                                                 --        941        850
     Deferred revenue on maintenance contracts                       371      3,109      2,844
     Accrued liabilities-
          Salaries and wages                                         935      1,986        775
          Sales, payroll and use taxes                             1,254      1,162      1,371
          Commissions                                                297        293        236
          Dividends                                                  975        975        925
          Other                                                    1,103      3,182      2,850
     Current portion of capital lease obligations                  1,954        751        303
                                                                --------   --------   --------
                   Total current liabilities                      13,633     25,179     21,422

12.25% senior secured notes due 1999                             125,000    125,000    125,000

Bank credit agreement                                             55,373     55,373     57,794

Capital lease obligations                                            932        185         86

Postretirement benefits                                               78         98        112

Redeemable preferred stock:  $3.60 cumulative Series A
  Convertible Preferred Stock, without par value,
  424,701 shares authorized, issued and outstanding at
  June 30, 1994 and 1995 and 370,901 shares authorized,
  issued and outstanding at December 31, 1995 all at a
  redemption value of $45.00 per share                            19,112     19,112     16,691
                                                                --------   --------   --------

                   Total liabilities                             214,128    224,947    221,105

Stockholders' equity:
Series B preferred stock: without par value, 3,000
  shares authorized, 2,025, 2,278 and 2,302 issued
  and outstanding; liquidation value of $100,000
  per share                                                      202,500    227,800    230,200
Series C cumulative preferred stock:  without par value,
  558,360 shares authorized, issued and outstanding;
  liquidation value of $45.00 per share                           24,015     24,015     24,015

     Common stock, par value of $100.00 per share,
       1,400 shares authorized, issued and outstanding               140        140        140
     Paid-in capital                                               2,390      2,523      2,925
     Accumulated deficit                                                              (111,855) (128,116)
(130,124)
                   Total stockholders' equity                    117,190    126,362    127,156
                                                                --------   --------   --------
                   Total liabilities and stockholders' equity   $331,318   $351,309   $348,261
                                                                ========   ========   ========


   The accompanying notes are an integral part of these financial statements.

                           Fairchild Industries, Inc.
                       Consolidated Statements of Income
                                 (In thousands)



                                                                   Years Ended                           Six Months Ended
                                                                    June 30,                        January 1,  December 31,
                                                          --------------------------------
--------------------------
                                                        1993          1994              1995           1995       1995
                                                        ----          ----              ----           ----       ----
                                                                                                          (unaudited)
Revenues                                             $ 68,639       $ 74,897        $109,741       $  48,564   $  64,631

Cost of revenues                                       33,735         36,979          58,360          25,765      34,467
                                                     ---------      ---------       ---------      ---------    ---------

Gross profit                                           34,904         37,918          51,381          22,799      30,164

General and administrative expenses                    19,944         21,258          32,504          14,161      20,349

Goodwill amortization                                     540            578             624             320         363
                                                     ---------      ---------       ---------      ---------    ---------
            Operating income                           14,420         16,082          18,253           8,318       9,452

Interest expense                                       20,033         19,538          21,280          10,754      10,952
                                                     ---------      ---------       ---------      ---------    ---------
            Net loss from continuing
              operations before taxes                  (5,613)        (3,456)         (3,027)        (2,436)      (1,500)

Taxes                                                  -              -               -               -            -

Operating results of operations transferred to RHI     (6,644)       (30,531)         (9,332)            837       1,393
                                                     ---------      ---------       ---------      ---------    ---------

            Net earnings (loss) before preferred
              dividends                               (12,257)       (33,987)        (12,359)        (1,599)        (107)

Series A preferred dividends                            1,713          1,529           1,529             764         714

Series C preferred dividends                            2,160          2,373           2,373           1,187       1,187
                                                     ---------      ---------       ---------      ---------    ---------

            Net loss after preferred dividends       $(16,130)      $(37,889)       $(16,261)      $ (3,550)   $  (2,008)
                                                     =========      =========       =========      =========    =========
Dividends to RHI                                     $ 50,000       $    -          $    -         $    -      $   -
                                                     =========      =========       =========      =========    =========









   The accompanying notes are an integral part of these financial statements.

<CAPTURE>

Fairchild Industries, Inc.
Consolidated Statements of Changes in Stockholders'
Equity
(In thousands)

                                                                                      Series B    Series C
                                                     Common  Preferred   Preferred    Paid-in    Accumulated
                                                      Stock     Stock      Stock      Capital      Deficit    Total
                                                    -------- ---------   ---------    --------   -----------  -----
Balance, June 30, 1992                           $     140   $ 192,600        --     $   2,230   $  (6,985) $ 187,985
Net loss                                              --          --          --          --       (12,257)   (12,257)
Issuance of Series B Preferred Stock to parent        --         5,000        --          --          --        5,000
Exchange of Series A Preferred Stock for
  issuance of Series C Preferred Stock                --          --     $  24,015        --          --       24,015
Cash dividends to preferred stockholders              --          --          --          --        (3,873)    (3,873)
Cash dividends to parent                              --          --          --          --       (50,000)   (50,000)
Balance, June 30, 1993                                 140     197,600      24,015       2,230     (73,115)   150,870
Net loss                                              --          --          --          --       (33,987)   (33,987)
Issuance of Series B Preferred Stock to parent        --         4,900        --           143        --        5,043
Transfer of subsidiary from parent                    --          --          --            17        (851)      (834)
Cash dividends to preferred stockholders              --          --          --          --        (3,902)    (3,902)
Balance, June 30, 1994                                 140     202,500      24,015       2,390    (111,855)   117,190
Net loss                                              --          --          --          --       (12,359)   (12,359)
Issuance of Series B Preferred Stock to parent        --        25,300        --            88        --       25,388
Transfer of pension plan from parent                  --          --          --            45        --           45
Cash dividends to preferred stockholders              --          --          --          --        (3,902)    (3,902)
Balance, June 30, 1995                                 140     227,800      24,015       2,523    (128,116)   126,362
Net Income                                            --          --          --          --          (107)      (107)
Issuance of Series B Preferred Stock to parent        --         2,400        --          --          --        2,400
Cash dividends to preferred stockholders              --          --          --          --        (1,901)    (1,901)
Paid-in capital from parent                           --          --          --           402        --          402
Balance, December 31, 1995 (unaudited)           $     140   $ 230,200   $  24,015   $   2,925   $(130,124) $ 127,156
                                                  --------   ---------   ---------   ---------   ---------- ---------

   The accompanying notes are an integral part of these financial statements.

                           Fairchild Industries, Inc.
                      Consolidated Statements of Cash Flow
                                 (In thousands)

                                                                   Years Ended                          Six Months Ended
                                                                    June 30,                        January 1,    December 31,
                                                        1993          1994             1995            1995        1995
                                                        ----          ----             ----            ----        ----

(unaudited)
Cash flows (used in)/provided by operating activities:
  Net loss from continuing operations)                $(5,613)       $(3,396)       $(3,027)        $(2,436)    ($1,500)
  Adjustments to reconcile net income to net cash (used
    in)/provided by operating activities:
      Amortization and depreciation                     7,935          8,947          10,330          4,113       5,627
      (Decrease) increase in advanced billings              -              -             326            352         (91)
      Increase in billed accounts receivable           (1,086)          (251)         (8,060)        (6,730)     (1,153)
      (Increase) decrease in unbilled accounts receivable(666)           277         (2,014)         (4,054)       (384)
      Decrease (increase) in non-current assets          (404)           (43)           (536)          (765)     (4,625)
      (Increase) decrease in inventories                    -              -          (1,033)        (2,437)        182
      (Decrease) increase in prepaid and other assets     (20)          (374)           (709)          (401)         75
      (Decrease) increase in accrued liabilities          339            406           2,716            (68)     (1,441)
      (Decrease) increase in deferred revenue             359            (24)           (162)           197        (265)
      Increase (decrease) in accounts payable             (86)        (1,325)          5,576           5,588     (1,512)
      Operations transferred to RHI                    16,579          6,438          14,341          17,156      7,501
                                                      -------        --------        -------         -------     -------
        Net cash (used in)/provided by operating       17,337         10,655          17,748          10,515      2,414
          activities

Cash flows used in investing activities:
  Acquisitions, net of cash acquired)                  (7,313)             -        (11,550)        (11,550)          -
  Purchases of property, plant and equipment)          (5,769)        (7,775)       (10,349)         (4,540)     (5,476)
  Proceeds from sales of property, plant and equipment
                                                            8             31              25               -          -
           -
  Operations transferred to RHI                        (6,539)        (7,105)        (5,754)         (3,787)     (2,525)
                                                      -------        --------        -------         -------     -------
       Net cash used in investing activities          (19,613)       (14,849)        (27,628)       (19,877)     (8,001)

Cash flows provided by financing activities:
  Issuance of Series B preferred stock                  5,000          4,000          24,400         23,100       2,400
  Issuance of Series C preferred stock                 24,015              -               -              -           -
  Purchase/exchange of Series A preferred stock       (25,126)             -               -              -      (2,072)
  Payment of dividends                                (53,782)        (3,902)         (3,902)        (1,951)     (1,951)
  Paid-in capital contribution                              -            143              88              -         402
  Repayments of capital lease obligations              (3,200)        (3,118)         (1,950)        (1,171)       (547)
  Decrease (increase) in deferred loan cost            (3,703)         1,008           1,399            692        (679)
  Operations transferred to RHI                        59,070          6,127          (8,750)       (11,372)      7,470
                                                      -------        --------        -------         -------     -------
        Net cash provided by financing activities       2,274          4,258          11,285          9,298       5,023

Net increase (decrease) in cash                            (2)            64           1,405            (64)       (564)

Cash, beginning of period/year                              2              -              64             64       1,469
                                                       -------       -------        --------       ---------    -------

Cash, end of period/year                              $      -       $    64        $ 1,469        $      -    $    905
                                                      ========       =======        =======        =========    =======

Supplementary disclosures of cash flow information:
  Cash paid during the period/year for interest      $ 20,033        $ 19,538       $ 21,280      $  10,754    $ 10,952
                                                      ========       =======        =======        =========    =======

  Cash paid during the period/year for taxes        $       -      $       -        $      -      $       -     $     -
                                                      ========       =======        =======        =========    =======

   The accompanying notes are an integral part of these financial statements.

                           Fairchild Industries, Inc.
                   Notes to Consolidated Financial Statements
     (unaudited with respect to October 1, 1995 and the three months ended
                      October 1, 1995 and October 2, 1994)

1. Organization, Merger and Summary of Significant Accounting Policies:

Fairchild Industries, Inc. is incorporated in the State of Delaware. As used herein, the term "Company" refers to Fairchild Industries, Inc. The Company is a subsidiary of RHI Holdings, Inc. ("RHI"), which is in turn a wholly-owned subsidiary of The Fairchild Corporation ("TFC").

Subsequent to June 30, 1995, TFC announced plans to recapitalize the Company in order to improve the financial and operating flexibility and strengthen the financial position of TFC and its subsidiaries (the "Reorganization"). The Company's plans to merge into Shared Technologies Inc. ("STI") (the "Merger") are an integral part of the Reorganization. Concurrent with the Merger, and as part of the Reorganization, the Company is transferring to its immediate parent, RHI, all of its assets and liabilities except those expressly related to the Company's telecommunications business (the "Telecommunications Business"), $125 million principal amount of the Company's 12 1/4% Senior Secured Notes Due 1999 (the "12 1/4% Notes"), and approximately $57.8 million of existing bank indebtedness. The Merger is contingent on STI obtaining sufficient financing.

In the Merger Agreement, TFC, RHI and FII make representations and warranties with respect to the Telecommunications Business and the Merger Agreement provides that TFC and RHI on the one hand and STI on the other hand shall indemnify each other from losses arising out of any breaches of their respective representations and warranties in the Merger Agreement to the extent that losses to a party exceed $4,000,000.

Upon consummation of the Merger, all outstanding shares of FII common stock will be converted into the right to receive in the aggregate (i) 6,000,000 shares of STI Common Stock, (ii) shares of STI Cumulative Convertible Preferred Stock bearing a six percent initial annual dividend and having an aggregate liquidation preference of $25,000,000 plus an amount equal to the total amount of dividends the holders would have received if dividends had been paid quarterly in cash at the rate of ten percent per annum for the life of the issue, less the amount of dividends actually paid, and (iii) shares of STI Special Preferred having an aggregate initial liquidation preference of $20,000,000 (the "Common Consideration"). In connection with the Merger, all shares of Series A Convertible Preferred Stock and Series C Cumulative Preferred Stock of FII will be redeemed by STI and canceled in consideration of the payment of the full liquidation value thereof together with accrued dividends aggregating approximately $44,000,000 (the "Preferred Consideration"). RHI is transferring to the Company as a contribution to its capital all of the outstanding shares of the Company's Series B Preferred Stock.

Prior to the Reorganization, in addition to the Telecommunications Business, the Company conducted two other businesses: the Aerospace Fasteners and Industrial Products businesses. The Aerospace Fasteners business designs, manufactures and markets high performance, specialty fastening systems, primarily for aerospace applications. The Industrial Products business designs and markets tooling and electronic control systems for the plastic injection molding and die casting industries. The Telecommunications Business is the sole continuing operation of the Company and accounted for 21.4% of the Company's total combined sales for the three businesses for the fiscal year ended June 30, 1995. The Telecommunications Business has no operations or sales outside of the United States of America.

The transaction between STI and FII was structured as a merger. As a result of this structure, the Surviving Corporation will be liable for all liabilities of FII with respect to its operations prior to the Effective Time. Prior to the Merger, and as a precondition of the Merger, FII, RHI, TFC and certain other subsidiaries of TFC will undergo a reorganization pursuant to which FII will divest itself of all assets unrelated to the Telecommunications Business. RHI will assume all liabilities of FII unrelated to the Telecommunications Business, including but not limited to: (i) contingent liabilities related to the Company's alleged failure to comply with certain Federal Acquisition Regulations and Cost Accounting Standards in accounting for (a) the 1985 reversion to the Company of certain assets of terminated defined benefit pension plans and (b) pension costs associated with the discontinuation of certain of its former operations; (ii) all environmental liabilities except those related to the Company's Telecommunications Business; (iii) approximately $50,000,000 (at June 30, 1995) of costs associated with postretirement healthcare benefits; (iv) a secured note payable in an aggregate principal amount of approximately $3,300,000 at September 30, 1995; and (v) all other accrued and any and all other unasserted liabilities that do not relate to or arise out of the Telecommunications Business (which liabilities consist principally of those related to certain divested businesses).

The Company and RHI will enter into an agreement (the "Indemnification Agreement") pursuant to which RHI will assume and agree to discharge in full, and will indemnify the Company from, the Assumed Liabilities. Notwithstanding the Indemnification Agreement, as a matter of law the Company will not be released from its obligations with respect to the Assumed Liabilities. Accordingly, to the extent RHI is unable to meet its obligations under the Indemnification Agreement, the Company will be required to satisfy in full any of the Assumed Liabilities not satisfied by RHI. RHI is primarily a holding company and, therefore, any claim by the Company pursuant to the Indemnification Agreement will be effectively subordinated to the creditors of RHI's subsidiaries. There is no expiration date with respect to the Indemnification Agreement. All indemnification obligations are secured by all of the shares of preferred stock issued by STI to RHI in the Merger.

On January 26, 1996, FII sold D-M-E to Cincinnati Milacron, Inc. ("CM") pursuant to an asset purchase agreement dated as of January 23, 1996 for approximately $245 million (the "D-M-E Asset Sale"), comprised of approximately $62.3 million in cash and three 8% promissory notes of CM. One note, in the amount of $11.7 million, will be payable upon the receipt of required regulatory clearance in Belgium, and will be canceled and the corresponding Belgium assets reconveyed, in the event such clearance is not obtained. Of the other two notes, one is in the aggregate principal amount of approximately $166 million, which note is collateralized by a letter of credit issued by Bankers Trust Company in the amount equal to the principal of such promissory note (the "Collateralized D-M-E Note"), and the other is unsecured and is in the aggregate principal amount of approximately $5 million (the "Unsecured D-M-E Note" and, collectively with the Collateralized D-M-E Note, the "D-M-E Term Notes"). Each of the D-M-E Term Notes is due and payable one year following the consummation of the D-M-E Asset Sale, except that upon 30 days' prior notice, Fairchild may require prepayment of, or CM may prepay, each of the D-M-E Term Notes at any time beginning on or after July 29, 1996.

On January 28, 1996, Fairchild sold substantially all of the assets of Fairchild Data Corporation to SSE Datacom, Inc. ("SSED"), a wholly owned subsidiary of SSE Telecom, Inc. ("SSET"), pursuant to an asset purchase agreement dated as of January 26, 1996 for approximately $7 million (the "Fairchild Data Corporation Sale"), comprised of approximately $5.2 in cash and approximately $1.8 million (200,000 shares) of the common stock of SSET (the "SSET Common Stock"). Fairchild's right to retain 100,000 shares of the SSET Common Stock is subject to SSED's achieving specified profit margins within twelve months of the Fairchild Data Corporation Sale. Also, Fairchild was issued a three year warrant to purchase 50,000 additional shares of the common stock of SSET.

With respect to the contingent liabilities described in clause (i) of the second preceding paragraph, the Corporate Administrative Contracting Officer (the "ACO") has directed the Company to prepare cost impact proposals relating to such plan terminations and segment closings and, following receipt of such cost impact proposals, may seek adjustments to contract prices. The ACO alleges that substantial amounts will be due if such adjustments are made. The Company believes it properly accounted for the asset reversions in accordance with applicable accounting standards. The Company has had discussions with the government to attempt to resolve these pension accounting issues. However, there can be no assurance that the Company will be able to satisfactorily resolve them.

As of June 30, 1995, the consolidated total recorded liabilities of the Company for the environmental matters referred to above totaled $8,601,000 which was the estimated probable exposure for these matters. It is reasonably possible that the total exposure for these matters could be as much as $15,778,000.

Fiscal year

The fiscal year ("fiscal") of the Company ends on June 30. All references herein to "1995," "1994," and "1993" mean the fiscal years ended June 30, 1995, 1994 and 1993, respectively.

Cash Equivalents/Statements of Cash Flows

For purposes of these statements, the Company considers all highly liquid investments with original maturity dates of three months or less as cash equivalents.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined primarily using the weighted average method. The inventories consist of telecommunications equipment waiting to be installed at customer sites.

Properties and Depreciation

Properties are stated at cost and depreciated over estimated useful lives, generally on a straight-line basis. No interest costs were capitalized in any of the years presented. Useful lives for property, plant and equipment are:


            Buildings and improvements        17 - 40 years
            Equipment and autos                3 - 10 years
            Furniture and fixtures            10 years

Depreciation expense related to property, plant and equipment amounted to $6,191,000, $6,998,000 and $8,153,000 for fiscal 1993, 1994 and 1995, respectively.

Unbilled Receivables and Advance Billings

Unbilled receivables arise from those contracts under which billings can only be rendered upon the achievement of certain contract stages or upon submission of appropriate billing detail. Advance billings represent pre-billings for services not yet rendered. Unbilled receivables and advance billings are generally for services rendered within one year.

Revenue Recognition

The majority of the Company's revenues are related to the sale and installation of telecommunications equipment and services and maintenance after the sale. Service revenues are billed and earned on a monthly basis. For systems installations, usually three to five months, the Company uses the percentage-of-completion method, measured by costs incurred versus total estimated cost at completion. The Company bills maintenance contracts in advance. The deferred revenue is relieved when the revenue is earned.

Intangible Assets and Goodwill

Intangible assets as of June 30, 1994 and 1995, respectively, are comprised of the following:
                                                               Useful
                                           1994        1995    Lives
                                        --------    -------    -------

      Noncompete contracts             $  2,774    $  3,659    5-10 years
      Subscriber base                     6,256       6,456    10 years
      Right of first refusal                700         700    10 years
      Acquisition/organization costs        720       1,321    5-20 years
      Other                                 615       1,391    8-10 years
                                        -------    --------
                                         11,065      13,527
      Accumulated amortization           (4,383)     (5,938)
                                        -------    --------
                                       $  6,682    $  7,589
                                        =======    ========


The intangible assets are being amortized over their expected useful lives described above. Amortization expense related to these intangible assets amounted to $1,203,000, $1,371,000 and $1,555,000 for the years ended June 30,
1993, 1994 and 1995, respectively.

To the extent possible, the Company allocates the excess of cost of purchased businesses over the fair value of their net tangible assets at acquisition dates to identifiable intangible assets. The residual is treated as goodwill and is amortized on a straight-line basis over 40 years.

Impairment of Long-Lived Assets

The Company reviews for impairment, its long-lived assets, including property, plant and equipment, identifiable intangibles and goodwill, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long- lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets, and certain identifiable intangibles to be disposed of. SFAS 121 is required to be implemented by the Company on, or before, July 1, 1996. Since the Company's present policy is identical to the policy prescribed by SFAS 121, there will be no effect from implementation.

Interim Financial Statements

The accompanying interim consolidated financial statements, as of October 1, 1995 and for the three months ended October 1, 1995 and October 2, 1994, of the Company have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been omitted from the accompanying interim statements. The Company believes the disclosures made are adequate to make the information presented not misleading.

In the opinion of the Company, the accompanying unaudited interim consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of October 1, 1995 and the results of its operations and its cash flows for the three months ended October 1, 1995 and October 2, 1994.

Interim results are not necessarily indicative of annual performance because of the impact of seasonal variations.

2. Acquisitions:

On November 28, 1994, the Company completed the acquisition of substantially all of the telecommunications assets of JWP Telecom, Inc. ("JWP") for approximately $11,000,000, plus the assumption of approximately $3,000,000 of liabilities. The Company recorded $1,610,000 and $5,595,000 in identifiable intangibles and goodwill, respectively, as a result of this acquisition. JWP is a telecommunications system integrator, specializing in the distribution, installation and maintenance of voice and data communications equipment. In the first quarter of fiscal 1995, the Company acquired all the shared telecommunications assets of Eaton & Lauth Co., Inc., for approximately $550,000. The Company recorded $250,000 and $300,000 of the acquisition price as identifiable intangibles and goodwill, respectively. See Note 12 for the pro forma information, assuming acquisition of JWP at the beginning of fiscal 1995 and at the beginning of fiscal 1994.

In fiscal 1993, the Company acquired all the telecommunications assets of Office Networks, Inc. for approximately $7,300,000. The Company recorded $2,282,000 and $2,748,000 in identifiable intangibles and goodwill, respectively, as a result of this acquisition.

3. Operations Being Transferred to RHI:

The operations being transferred to RHI had the following operating results and net assets (in thousands).

                                                                        June 30,
                                                         -------------------------
                                                            1994           1995
                                                           -----          -----
Current assets                                           $173,835        $165,738
Property, plant and equipment, net                        116,799         108,632
Goodwill                                                  175,243         170,028
Net assets held for sale                                   34,515          34,811
Other assets                                              131,792          23,072
Current Liabilities                                      (148,075)       (108,862)
Debt to be assumed by RHI)                                (94,393)        (84,982)
Other liabilities                                         (40,544)        (62,463)
Cumulative Translation Adjustment                          (3,146)         (8,172)
    Net assets to be transferred                         $246,026        $237,802

                                                                        For the Years Ended
                                                                              June 30,
                                                              1993              1994           1995
Revenues                                                  $400,594            $369,792       $401,779
Cost of sales                                              302,067             284,850        311,150
Selling, general and administrative                         69,549              67,438         76,171
Research and development                                     3,262               3,940          4,100
Amortization of goodwill                                     5,298               5,228          5,218
Restructuring charges                                       15,469              18,860              -
Unusual items                                                                    6,000              -
Operating income (loss)                                      4,949             (16,524)         5,140
Interest expense                                            12,788              11,129         14,004
Other income                                                 2,269               4,008          1,549
Income tax provision (benefit)                                 264              (4,792)         2,017
Cumulative effect of accounting changes for
  income taxes and postretirement benefits                     810              11,678              -

Net loss of transferred operations                        $ (6,644)          $ (30,531)      $ (9,332)

The interest allocated to discontinued operations represents the interest on the debt to be assumed by RHI. Goodwill was allocated to business segments at the acquisition date of FII by TFC (June 1989) based on the ratio of estimated fair value of the units to total estimated fair value. In addition, the remaining goodwill allocated to the telecommunications business relates to acquisitions made by the telecommunications business. The provision for income taxes, which was calculated on a separate company basis, was allocated entirely to discontinued operations as the continuing operations experienced losses after interest in all historical periods. The cumulative effect from changing accounting for income taxes has been solely allocated to operations transferred to RHI as the telecommunications business has experienced losses after interest in all historical periods and any tax assets could not be realized. The cumulative effect from changing accounting for postretirement benefits was partially allocated to continuing operations based upon actuarial reports. See Note 5 for further discussion regarding the cumulative effect from changing accounting for postretirement benefits. The Company's litigation contingencies are part of the liabilities being transferred to RHI. These contingencies include the determination by the ACO, based upon the advice of the United States Defense Contract Audit Agency, that the Company did not comply with Federal Acquisition Regulations and Cost Accounting Standards in accounting for (i) the 1985 reversion to the Company of certain assets of terminated defined benefit pensions plans, and (ii) costs upon the closing of segments of the Company's business. The ACO has directed the Company to prepare cost impact proposals relating to such plan terminations and segment closings and following receipt of such cost impact proposals, may seek adjustments to contract prices. The ACO alleges that substantial amounts will be due if such adjustments are made. The Company believes it has properly accounted for the asset reversions in accordance with applicable accounting standards. The Company has had discussions with the government to attempt to resolve these pension accounting issues.

To date, the stringent Federal, state and local environmental laws and regulations, which apply to the Company and other aerospace fastener and industrial product manufacturers, concerning, among other things, the discharge of materials into the environment and the generation, handling, storage, transportation and disposal of waste and hazardous materials, have not had a material effect on the financial condition of the Company.

In connection with its plans to dispose of certain real estate, the Company must investigate environmental conditions and may be required to take certain corrective action prior or pursuant to any such disposition. In addition, management has identified several areas of potential contamination at or from other facilities owned, or previously owned, by the Company, that may require the Company to take corrective action or to contribute to a cleanup. The Company is also a defendant in certain lawsuits and proceedings seeking to require the Company to pay for investigation or remediation of environmental matters and has been alleged to be a potentially responsible party at various "Superfund" sites. Management of the Company believes that it has recorded adequate reserves in its financial statements to complete such investigations and take any necessary corrective actions or make any necessary contributions. None of the amounts estimated for FII's environmental liabilities are related to the Communications Services Business. No amounts have been recorded as due from third parties, including insurers, or set off against, any liability of the Company, unless such parties are contractually obligated to contribute and are not disputing such liability.

The reserves recorded by the Company related to the litigation discussed above have been included in operations transferred to RHI.

4. Long-Term Obligations:

The Company maintains a credit agreement (the "Credit Agreement") with a consortium of banks, which provides a revolving credit facility and term loans (collectively the "Credit Facilities"). The Credit Facilities generally bear interest at 3.75% over the London Interbank Offer Rate ("LIBOR") for the revolving credit facility and Term Loan VIII, and at 2.75% over LIBOR for Term Loan VII, respectively. The LIBOR was approximately 6% as of June 30, 1995. The commitment fee on the unused portion of the revolving credit facility was 1.0% at June 30, 1995. The Credit Facilities mature March 31, 1997 and are secured by substantially all the Company's assets. RHI has assumed $94,393,000 and $84,982,000 of this debt as of June 30, 1994 and 1995, respectively, in connection with the Merger. The remaining debt related to the continuing operations will be repaid as part of the Merger and there will be no further obligation of the Company.

The Credit Agreement, as amended, contains certain covenants, including a material adverse change clause, and restrictions on dividends, capital expenditures, capital leases, operating leases, investments and indebtedness. It requires the Company to comply with certain financial covenants including achieving cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA Covenant"), and maintaining certain coverage ratios.

The Company issued the 12.25% Senior Secured Notes (the "Notes") in August 1992. The Notes require semi-annual interest payments and mature in 1999, however, the Company may redeem the Notes at any time after July 31, 1997. If the Company desires to redeem the Notes prior to July 31, 1997, a majority of the holders must consent to the redemption. The Notes are secured by a lien on all of the issued and outstanding common stock and Series B Preferred Stock of the Company and all issued and outstanding common stock of its wholly-owned subsidiary, VSI Corporation. There are no direct or contingent liabilities or compensating balance arrangements as a result of the Notes.

The Company is party to several capital leases with interest rates ranging from 5.85% to 15.50%. (See Note 11 for additional capital lease disclosures.)

Annual maturities of long-term debt obligations (exclusive of capital lease obligations) for each of the five years following June 30, 1995 are as follows:
$14,338,000 for 1996, $121,231,000 for 1997, $1,001,000 for 1998, $125,056,000
for 1999 and $56,000 for 2000.

5. Pensions and Postretirement Benefits:

Pensions

The Company has established defined benefit pension plans covering substantially all employees. The Company's funding policy for the plans is to contribute each year the minimum amount required under the Employee Retirement Income Security Act of 1974. A portion of the Company's pension cost and prepaid pension cost have been included in operations transferred to RHI.

The following table provides a summary of the components of net periodic pension cost for the plans:

                                                               1993      1994    1995
                                                               ----      ----    ----
                                                                      (In thousands)
     Service cost of benefits earned during the period          $ 55     $ 97    $106
     Interest cost of projected benefit obligation                35       56      63
     Return on plan assets                                       (39)     (57)    (55)
     Net amortization and deferral                                 8       12       5
     Amortization of prior service cost                            4       (8)     (8)
                                                                ----     -----   -----
                  Total pension cost                            $ 63     $100    $111


                                      F-16


Assumptions used in accounting for the plans were:

                                                        1993      1994     1995
                                                        ----      ----     ----
     Discount rate                                       8.5%      8.5%    8.5%
     Expected rate of increase in salaries               4.5%      4.5%    4.5%
     Expected long term rate of return on plan assets    9.0%      9.0%    9.0%


The following table sets forth the funded status and amounts recognized in the Company's balance sheets at June 30, 1994 and 1995 for the continuing operations portion of its defined benefit pension plans:


                                                                1994        1995
                                                               ----        ----
                                                                  (In thousands)
     Vested benefit obligation                                 $421        $493
     Non-vested benefit obligation                               27          32
       Accumulated benefit obligation                           448         525

     Projected benefit obligation                               642         758
     Plan assets at fair value                                  699         800
     Plan assets in excess of projected benefit obligation       57          42
     Unrecognized net loss                                      155         150
     Unrecognized prior service cost                              4           3
                                                               ----        ----
     Prepaid pension cost                                      $216        $195

Postretirement Health Care Benefits

Effective July 1, 1993, the Company adopted Statement of Financial Accounting
Standards No. 106 ("SFAS No. 106"), "Employers' Accounting for Postretirement
Benefits Other Than Pensions." This standard requires that the expected cost of postretirement benefits be accrued and charged to expense during the years the employees render the services. The impact of the accounting change was $60,000 which was included in general and administrative expenses. A portion of the Company's net periodic postretirement benefit cost and accrued postretirement benefit cost have been included in operations transferred to RHI.

The components of expense for continuing operations in 1994 and 1995 are as follows:

                                                                1994        1995
                                                               ----        ----
                                                                  (In thousands)

     Service cost of benefits earned                            $12         $13
     Interest cost on liabilities                                 6           7
     Net periodic postretirement benefit cost                   $18         $20

The following table sets forth the funded status for the continuing portion of the Company's postretirement health care benefit plan at June 30, 1994 and 1995.


                                      F-17


                                                                1994        1995
                                                               ----        ----
                                                                  (In thousands)
     Accumulated postretirement benefit obligation              $67         $87
     Unrecognized net gain                                       11          11
     Accrued postretirement benefit cost                        $78         $98


The accumulated postretirement benefit obligation was determined using a discount rate of 8.5%, and a health care cost trend rate of 8.0% and 7.5% for pre-age-65 and post-age-65 employees, respectively, gradually decreasing to 4.5% and 4.5%, respectively, in the year 2003 and thereafter.

Increasing the assumed health care cost trend rates by 1% would increase the accumulated postretirement benefit obligation related to the continuing operations of the Company as of June 30, 1995, by approximately $29,000, and increase net periodic postretirement benefit cost by approximately $7,000 for fiscal 1995.

6. Income Taxes:

Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for
Income Taxes."

Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method.
Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

As permitted under SFAS No. 109, prior years' financial statements were not restated. The effect of the accounting change was not material.

There was no provision or benefit for current or deferred income taxes from continuing operations for 1995, 1994 and 1993 due to the historical losses of continuing operations.

The income tax provision for continuing operations differs from that computed using the statutory Federal income tax rate of 34.0% in 1993 and 35.0% in 1994 and 1995 for the following reasons:


                                                  1993        1994        1995
                                                          (In thousands)

Computed statutory amount                       $(1,908)   $(1,189)    $(1,059)
Effect of net operating losses                    1,719        981         826
Nondeductible acquisition valuation items           184        202         218
Other                                                 5          6          15
                                                -------    -------     -------
                                                $     --   $     -     $     -
                                                ========   ========    ========

                                      F-18


The following table is a summary of the significant components of the continuing operations portion of the Company's deferred tax assets and liabilities as of June 30, 1994 and 1995.


                                                      1994                        1995
                                                    Deferred                    Deferred
                                                   (Provision)    June 30,     (Provision)     June 30,
                                                     Benefit        1994         Benefit         1995
                                                     -------       --------      ---------      --------
                                                                       (In thousands)
Deferred tax assets:
   Accrued expenses                                   $ (15)       $    72      $     17       $     89
   Employee compensation and benefits                    32            192            45            237
   Deferred revenue                                      (9)           130           958          1,088
   NOL carryforwards                                  1,682         12,311           822         13,133
   Postretirement benefits                               41            135            27            162
   Other                                                 58             40             8             48
                                                     -------       --------      ---------      --------
                                                      1,673         12,880         1,877         14,757
Deferred tax liabilities:
   Asset basis differences - fixed assets              (592)        (5,367)            -         (5,367)
   Asset basis differences - intangible assets         (143)        (1,426)         (198))       (1,624)
   Other                                                (10)          (326)            -           (326)
                                                     -------       --------      ---------      --------
                                                       (745)        (7,119)         (198))       (7,317)
                                                     -------       --------      ---------      --------
Less -- valuation allowance                            (928)        (5,761)        (1,679)       (7,440)
                                                     -------       --------      ---------      --------
   Net deferred tax liability                        $    -        $     -       $     -        $     -
                                                     =======       ========      =========      ========

   For fiscal 1993, prior to the change in method of accounting for taxes, the deferred income tax component of the income tax provision for continuing operations consists of the effect of timing differences related to:

                                                                      1993
                                                                (In thousands)

         Deferred revenue....................................         122
         Intangible amortization.............................        (386)
         Depreciation........................................      (1,346)
         Effect of net operating loss........................       1,610
                                                                   -------
                                                                   $    -
                                                                   =======

In the opinion of management, adequate provision has been made for all income taxes and interest, and any tax liability that may arise for prior periods will not have a material effect on the financial condition or results of operations of the Company.

The Company has entered into a tax sharing agreement with its parent whereby the Company is included in the consolidated federal income tax return of TFC. The Company makes payments to TFC based on the amount of federal income taxes, if any, it would have paid had it filed a separate federal income tax return.

7. Redeemable Preferred Stock:

As part of the Merger discussed in Note 1, the outstanding Series A Preferred Stock will be redeemed at $45.00 per share. The Series A Preferred Stock is subject to annual mandatory redemptions and annual dividend payments of $3.60 per share. The Company did not purchase any shares during the past three fiscal years. In the second quarter of fiscal 1996, FII repurchased 53,800 shares of the Series A Preferred Stock for $2,072,000. This represented a $349,000 discount to the redemption value of $2,421,000. This discount was recorded as additional paid-in capital. Series A Preferred Stock is listed on the New York Stock Exchange ("NYSE").

Holders of the Series A Preferred Stock have general voting rights. Additionally, in the event of a cumulative arrearage equal to six quarterly dividends, all Series A Preferred stockholders have the right to elect separately, as a class, two members to the Board of Directors. No cash dividends can be declared or paid on any stock junior to the Series A Preferred Stock in the event of dividend arrearages or a default in the obligation to redeem such Series A Preferred Stock. Due to the merger of the Company with RHI in August 1989, holders of the Series A Preferred Stock are entitled, at their option, but subject to compliance with certain covenants under the Company's Credit Agreement, to redeem their shares for $27.18 in cash.

As of June 30, 1995, annual maturity redemption requirements for redeemable preferred stock are as follows: $4,211,000 for 1996, $7,450,000 for 1997, and $7,450,000 for 1998.

8. Equity Securities:

As part of the Merger discussed in Note 1, the Series C Preferred Stock will be redeemed at redemption value of $45.00 per share. 558,360 shares of Series C Preferred Stock were authorized, issued and outstanding at June 30, 1995 and 1994, respectively. Also, as part of the Merger, RHI will contribute to the Company all of the Company's outstanding Series B Preferred Stock. Such Series B Preferred Stock will be retired and canceled in connection with the Merger.

9. Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Financial instruments are defined as cash, evidence of an ownership interest in an entity or a contract that imposes a contractual obligation to deliver cash or other financial instruments to the second party. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

The carrying amount reported in the balance sheet approximates the fair value for cash and cash equivalents, accounts receivable, accounts payable, advanced billings, deferred revenue, accrued liabilities and capital lease obligations.

Fair values of Series A and Series C preferred stock of the Company are based on quoted market prices.

There is no active market for the Company's long-term debt. Therefore, the fair value for the Company's fixed rate long-term debt is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Fair values for the Company's off-balance-sheet instruments, lease guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing. The fair value of the Company's off-balance-sheet instruments at June 30, 1995 is not material.

The carrying amounts and fair values of the Company's financial instruments at June 30, 1994 and June 30, 1995 are as follows.

                                                      June 30, 1994                    June 30, 1995
                                               ----------------------------    ----------------------
                                                 Carrying         Fair          Carrying       Fair
                                                  Amount          Value          Amount        Value
                                               ---------       ---------       --------       -------
                                                             (In thousands)
Cash and cash equivalents                      $      64       $      64       $ 1,469        $ 1,469
Accounts receivable                                9,856           9,856        20,647         20,647
Accounts payable                                   6,744           6,744        12,780         12,780
Accrued liabilities                                3,589           3,589         6,623          6,623
Advanced billings                                 -               -                941            941
Deferred revenue on maintenance contracts            371             371         3,109          3,109
Bank credit agreement                             55,373          55,373        55,373         55,373
12.25% senior secured notes                      125,000         125,000       125,000        125,000
Redeemable preferred stock                        19,112          15,608        19,112         15,714
Series C cumulative preferred stock               24,015          21,427        24,015         20,939

10. Related Party Transactions:

Corporate general and administrative expense was billed to the Company on a monthly basis during 1993, 1994 and 1995. These costs represent the cost of services incurred on behalf of the Company by TFC and its subsidiaries based primarily on estimated hours spent by corporate employees. The Company has reimbursed TFC and its subsidiaries for such services. Corporate general and administrative expense allocated to the Company was $342,000, $441,000 and $537,000 in fiscal 1993, 1994 and 1995, respectively.

The Company had sales to TFC and subsidiaries of TFC of $601,000, $707,000 and $1,031,000 for the years ended June 30, 1993, 1994 and 1995, respectively.

11. Commitments and Contingencies:

Leases

The Company leases certain of its facilities and equipment under capital and operating leases. The following is an analysis of the assets under capital leases included in property, plant and equipment.


                                    June 30,
         Description                                      1995
----------------------------------------             --------------
                                 (In thousands)

Building improvements                                   $   422
Equipment and autos                                      11,582
Furniture and fixtures                                      297
Less- Accumulated depreciation                           (6,446)
                                                        --------
                                                        $ 5,855
                                                        ========

Future minimum lease payments:
                                                     Operating         Capital
                                                      Leases           Leases
                                                     -------           -------
                                                           (In thousands)
1996                                                 $ 4,414           $  812
1997                                                   4,635              189
1998                                                   4,867                8
1999                                                   5,110               --
2000                                                   5,366               --
                                                     -------           -------
                                                     $24,392            1,009
Less-Amount representing interest                    =======              (73)
                                                                       -------
Present value of capital lease obligations                             $  936
                                                                       =======


Rental expense under all leases amounted to $2,985,000, $3,023,000 and $4,204,000 for the years ended June 30, 1993, 1994 and 1995, respectively.

Other Matters

The Company's continuing operations are involved in various claims and lawsuits incidental to its business. The Company, either on its own or through its insurance carriers, is contesting these matters. In the opinion of management, the ultimate resolution of the legal proceedings will not have a material adverse effect on the financial condition or the future operating results of the Company. See further discussion of the Assumed Liabilities in Note 1.

12.      Pro Forma Information (Unaudited):

As described in Note 2, the Company acquired substantially all of the telecommunications assets of JWP on November 28, 1994. The following unaudited pro forma condensed results of operations for the years ended June 30, 1994 and 1995 give effect to the JWP acquisition as if the acquisition had occurred at the beginning of each year.

                                                             Unaudited
                                                       Fiscal 1994  Fiscal 1995
                                                            (In thousands)

Sales                                                   $122,426      $132,716
Cost of sales                                           (86,860)      (98,628)
Other expense                                           (38,917)      (36,926)
                                                        --------      ---------
        Net loss from continuing operations              (3,351)       (2,838)
Operating results of operations transferred to RHI)     (30,591)        (9,332)
                                                        --------      ---------
        Net loss before preferred dividends            $(33,942)      $(12,170)

                               INDEX TO EXHIBITS

                                                                    Sequentially
Exhibit                                                                 Numbered
Number      Exhibit                                                         Page

EXHIBIT A - AGREEMENT AND PLAN OF MERGER .................................   A-1

EXHIBIT B - FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER ..............   A-2

EXHIBIT C - FII'S FORM 10-Q FOR THE QUARTERLY PERIOD ENDED
            DECEMBER 31, 1995 ............................................   A-3

EXHIBIT D - FII'S FORM 10-K FOR THE YEAR ENDED JUNE 30, 1995 .............   A-4